Exhibit 4.10

DE BRAUW

BLACKSTONE

WESTBROEK

SHAREHOLDERS AGREEMENT

entered into between

NUTRECO HOLDING N.V.

and

STOLT-NIELSEN S.A.

and

STOLT SEA FARM INVESTMENTS B.V.

and co-signed for acknowledgement by

MARINE HARVEST N.V.

relating to

the joint venture in respect of

the fish farming, processing, marketing and sale activities of

Nutreco Holding N.V. and Stolt-Nielsen S.A.

to be undertaken by Marine Harvest N.V.

dated 29 April 2005

TABLE OF CONTENTS

Clause
1.		Definitions
	1.1	Definitions
	1.2	References to persons and companies
	1.3	References to Clauses, Schedules, Paragraphs and Parts
	1.4	References to subsidiaries and holding companies
	1.5	Documents
	1.6	Other references
	1.7	Information
	1.8	Legal terms
	1.9	Ordinary course of business
	1.10	Arm’s length
2.		The Company and its Business
	2.1	The Company
	2.2	Business
	2.3	Independency
	2.4	Financial year and accounting principles
	2.5	Audited accounts and initial auditor
	2.6	Official language
3.		General Meeting
	3.1	Proceedings of the General Meeting
	3.2	Resolutions
	3.3	Reserved matters/special votes
	3.4	Method of approval
4.		Supervisory Board
	4.1	Duties of the Supervisory Board
	4.2	Constitution
	4.3	Nomination of Supervisory Board Members
	4.4	Decision making
	4.5	Restricted voting matters
	4.6	Supervisory Board approval matters
	4.7	Effect of approval of Business Plan
	4.8	Proceedings of the Supervisory Board
5.		Managing board
	5.1	Duties
	5.2	Constitution of the Managing Board
	5.3	Decision Making
	5.4	Managing Board Rules
	5.5	Representation
6.		Deadlock Resolution
	6.1	Deadlock situation

	6.2	Circulation of memoranda
	6.3	Referral to third party mediator
	6.4	Unresolved Deadlock
7.		Financing of the Company
	7.1	Financing
	7.2	Third party financing
	7.3	Shareholders Guarantees
	7.4	Shareholders financing
	7.5	Issuance of Shares to debt financing parties
	7.6	Third party equity participation
8.		Business Plans and Budgets
	8.1	Initial Business Plan and Initial Budget
	8.2	Business Plan and Budget
	8.3	Business Plan contents
	8.4	Budget contents
	8.5	Format of Business Plan and Budget
	8.6	Currency and Language
9.		Information
	9.1	Management accounts
	9.2	Management accounts format
	9.3	Shareholder information
	9.4	Provision of information by the Company to Nutreco and Stolt
	9.5	Access for Supervisory Board Members
	9.6	Retention of records
10.		Distribution
11.		Nutreco Options
	11.1	Nutreco New Species Option
	11.2	Nutreco Australian Option
	11.3	Nutreco Options
	11.4	Determination Option Price
12.		IPO
	12.1	Initiating IPO process
	12.2	Appointment of investment banks
	12.3	Request for feasibility study
	12.4	Feasibility of IPO
	12.5	Pursuit of IPO
	12.6	Selling into an IPO
13.		Stolt Option
	13.1	Stolt Option conditions
	13.2	Stolt Option
14.		Restrictions on Dealings with Shares
15.		Permitted Transfers

	15.1	Transfers within a Group
	15.2	Group Transferee leaving the Group
	15.3	Information and evidence
	15.4	Compliance with Agreement
	15.5	Original Holder liability
16.		Pre-emptive Rights on Transfer
	16.1	Offer to Shareholders
	16.2	Purchase Price
	16.3	Revocation of Offer
	16.4	Offer Period
	16.5	Sale to Shareholders
	16.6	Minimum Transfer Condition not met
	16.7	Transfer to a third party
	16.8	Tag along
17.		Default
	17.1	Events of Default
18.		Effect of Deed of Adherence
19.		Determination of Prescribed Value
	19.1	Agreement between the Shareholders
	19.2	Failure to agree
	19.3	Method and adjustments
	19.4	Determination
20.		Protective Covenants
	20.1	Non-compete
	20.2	Duration
	20.3	Exceptions
	20.4	Group
	20.5	Business opportunities
21.		Shareholder undertakings
	21.1	General undertaking
	21.2	Consent to transfer
	21.3	Removal of appointees
22.		Articles of Association
23.		Duration
24.		Joint and Several liability Stolt
25.		Confidentiality
	25.1	Announcements
	25.2	Confidentiality undertaking
26.		Miscellaneous
	26.1	Further assurances
	26.2	Entire agreement
	26.3	No assignment

26.4	Variation
26.5	Third party rights
26.6	Rescission
26.7	Costs
26.8	Interest
26.9	Notices
26.10	Invalidity
26.11	Notary Rules of Professional Conduct
26.12	Counterparts
26.13	Dispute resolution
26.14	Governing law
Schedule 1	Definitions
Schedule 2	JV Group
Schedule 3	Particular Activities
Schedule 3 (Part 1)	Nutreco New Species Activities
Schedule 3 (Part 2)	Australian Barramundi Activities
Schedule 3 (Part 3)	Stolt Cod and Halibut Activities
Schedule 4	Constituent documents
Schedule 4 (Part 1)	Articles of Association
Schedule 4 (Part 2)	Managing Board Rules
Schedule 4 (Part 3)	Supervisory Board Rules
Schedule 5	Business Plan, Budget and management accounts
Schedule 5 (Part 1)	Initial Business Plan
Schedule 5 (Part 2)	Initial Budget
Schedule 5 (Part 3)	management accounts
Schedule 6	Deed of Adherence

SHAREHOLDERS AGREEMENT

THIS AGREEMENT IS MADE BETWEEN:

(1)                                  NUTRECO HOLDING N.V., a limited liability company incorporated in the Netherlands, with corporate seat in Boxmeer, the Netherlands, and having its address at 38 Veerstraat, 5831 JN, Boxmeer, the Netherlands (“Nutreco”);

(2)                                  STOLT-NIELSEN S.A., a limited liability company incorporated in Luxembourg, with corporate seat in Luxembourg, and having its address at 23 Avenue Monterey, L-2086 Luxembourg, Luxembourg (“Stolt”); and

(3)                                  STOLT SEA FARM INVESTMENTS B.V., a private company with limited liability incorporated in the Netherlands, with corporate seat in Schiedam, the Netherlands, and having its address at Westerlaan 5, 3016 CK Rotterdam, the Netherlands (“Stolt B.V.”).

WHEREAS:

A.                                   Nutreco is an international food company with activities in various stages of the fish, poultry and pork production chains. At the date of this Agreement, its business includes salmon and other fish farming activities in Australia, Canada, Chile, Ireland, Japan, Norway and Scotland, fish processing plants in Chile, France, Norway and Scotland and marketing operations with sales organisations covering the Americas, Europe and Asia Pacific (collectively, the “Nutreco Activities”, which exclude Nutreco’s interest in L&K Karlsen Holding AS).

B.                                     Stolt is an international company that, inter alia, through its wholly-owned subsidiary Stolt B.V., at the date of this Agreement, produces, processes and markets a variety of seafood with production sites in Belgium, Canada, Chile, Norway, Scotland and the United States of America, and is developing commercial activities in relation to other fish species and marketing operations with sales organisations covering North America, Europe and Asia Pacific (collectively, the “Stolt Activities”, which exclude the tuna and turbot (including sole) activities of Stolt).

C.                                     Nutreco and Stolt have agreed to create a joint venture, to combine the Nutreco Activities and the Stolt Activities (the “JV Activities”) and have agreed to contribute these activities to Marine Harvest N.V., a limited liability company incorporated in the Netherlands (the “Company”)(the “Transaction”).

D.                                    Pursuant to the Contribution Agreement entered into by Nutreco, Stolt B.V. and Stolt on [date], the JV Activities have been contributed by Nutreco and Stolt B.V., respectively, to the Company and Nutreco holds 75% of the share capital of the Company and Stolt B.V. 25% of the share capital of the Company.

E.                                      The Shareholders now wish to enter into this Agreement to regulate the management and conduct of the affairs of the Company and to set out their respective rights and obligations in relation to this joint venture.

F.                                      Stolt wishes to accept joint and several liability for the obligations of Stolt B.V. under this Agreement.

HAVE AGREED AS FOLLOWS:

1.                                      Definitions

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply throughout.

1.1                               Definitions

Capitalised words, including those used in the preamble to this Agreement, shall have the meaning as defined in Schedule 1 or in the Contribution Agreement.

1.2                               References to persons and companies

References to:

(a)                                  a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

(b)                                 a company include any company, corporation or any body corporate, wherever incorporated.

1.3                               References to Clauses, Schedules, Paragraphs and Parts

A reference in this Agreement to a Clause or Schedule is to the relevant Clause of or Schedule to this Agreement; to a Part is to the relevant Part of the relevant Schedule; and to a Paragraph is to the relevant Paragraph of (the relevant Part of) the relevant Schedule.

1.4                               References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if the holding company, directly or indirectly, through one or more subsidiaries:

(a)                                  holds a majority of the voting rights in such company;

(b)                                 is a member or shareholder of such company and has the right to appoint or remove a majority of its board of directors or equivalent managing body; or

(c)                                  is a member or shareholder of such company and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it.

1.5                               Documents

A reference to any document referred to in this Agreement is a reference to that document as amended, varied or supplemented (other than in breach or the provisions of this Agreement) from time to time.

1.6                               Other references

1.6.1                     Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

1.6.2                     Any reference in this Agreement to any gender shall include all genders, and words importing the singular number only shall include the plural and vice versa, unless otherwise specified.

1.7                               Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                               Legal terms

In respect of any jurisdiction other than the Netherlands a reference to any Dutch legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

1.9                               Ordinary course of business

An action taken by a person will be deemed to have been taken in the “ordinary course of business” only if:

1.9.1                     such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; and

1.9.2                     such action is similar in nature and magnitude to actions customarily taken, without any authorisation by the supervisory board or other governing board or body exercising similar authority (where applicable) of such person.

1.10                        Arm’s length

Where any provision is qualified or phrased by reference to an “arm’s length” basis or principle, such qualification or reference shall mean the conditions which would be obtained between comparable, independent persons in comparable transactions (taking into account the assets used, the responsibilities and risks assumed and the division of benefits between the parties) and comparable circumstances (taking into account the times and places of performance and the parties’ business strategies), thereby providing the closest approximation of the workings of the open market.

2.                                      The Company and its Business

2.1                               The Company

The Company shall be called “Marine Harvest N.V.” and shall be a limited liability company (“naamloze vennootschap”) incorporated under the laws of the Netherlands with its headquarters in the Netherlands.

2.2                               Business

The core business of the Company shall be the worldwide farming, processing, marketing and sale of fish and fish products, including salmon, barramundi, caviar, cod, halibut, sturgeon, trout, sea bass, sea bream, tilapia and yellowtail (the “Business”).

2.3                               Independency

The Company shall operate separately and independently of the Shareholders in accordance with the provisions of this Agreement, the Contribution Agreement and the agreements entered into in connection therewith. The Company shall employ its own staff and have its own infrastructure for its operations.

2.4                               Financial year and accounting principles

The financial year of the Company and (the members of) the JV Group shall commence on 1 January of each year and shall end on 31 December of the same year. The annual accounts of the Company shall be prepared (i) in English, (ii) in euro and (iii) in accordance with Dutch GAAP or IFRS as soon as the latter become mandatory in the Netherlands.

2.5                               Audited accounts and initial auditor

After the end of each financial year, the annual accounts of the Company shall be audited. Initially, the consolidated audit of the Company shall be carried out by KPMG.

2.6                               Official language

The official language of the Company shall be English.

3.                                      General Meeting

3.1                               Proceedings of the General Meeting

3.1.1                     The Annual General Meeting shall be held annually within 6 (six) months after the end of each financial year of the Company.

3.1.2                     The agenda for the Annual General Meeting shall contain, inter alia, the following matters:

(a)                                  discussion of the annual report;

(b)                                 adoption of the annual accounts;

(c)                                  discharge of the Managing Board Members and the Supervisory Board Members in respect of the fulfilling of their duties in the most recent financial year of the Company;
and

(d)                                 any other proposals put forward for discussion by any Shareholder, the Supervisory Board or the Managing Board.

3.1.3                     General Meetings shall take place in the Netherlands in Amersfoort, Amsterdam or Schiphol.

All General Meetings shall be conducted in English.

3.1.4                     The General Meeting shall be chaired by the Supervisory Board Chairman or, in his absence, by a person designated by the General Meeting. Minutes shall be kept of the proceedings at the General Meeting by a secretary, to be designated by the chairman of the General Meeting. All minutes shall be in English. The minutes shall be adopted by the chairman of the General Meeting and the secretary and shall be signed by them as evidence thereof.

3.1.5                     General Meetings shall be convened by the Supervisory Board or the Managing Board or any Shareholder holding more than 10% (ten) per cent in the share capital of the Company.

3.1.6                     The Supervisory Board Members and the Managing Board Members shall, in such respective capacity, have the right to advise the General Meeting.

3.1.7                     Notwithstanding anything contained in this Clause 3 to the contrary, a General Meeting may take place in writing (in lieu of an actual meeting), provided that any resolution of such General Meeting is taken by unanimous consent of all Shareholders and the Managing Board Members and the Supervisory Board Members were given the opportunity to advise on the matters so resolved.

3.2                               Resolutions

3.2.1                     Each Share shall grant the Shareholder the right to cast 1 (one) vote.

3.2.2                     Subject to Clause 3.3 and any other relevant provisions of this Agreement and unless otherwise prescribed by mandatory law, the passing of all resolutions of the General Meeting shall require a simple majority of the votes cast.

3.3                               Reserved matters/special votes

None of the actions listed below shall be taken by the Company, and the Shareholders shall not vote in favour of any resolution in respect of any of such actions, without approval by each of Nutreco and Stolt B.V., for so long as either Nutreco or Stolt B.V. respectively, or members of their respective group, retains at least 10 (ten) per cent of the share capital of the Company:

3.3.1                     issue and acquisition of any share or debt capital of the Company or rights to subscribe for Shares;

3.3.2                     repurchase, reduction or cancellation of the issued share capital of the Company;

3.3.3                     application for listing or withdrawal of the official listing of any of the securities of the Company, with the exception of the decision to proceed with the IPO which shall exclusively be governed by the provisions set out in Clause 12;

3.3.4                     amendment of the Articles of Association;

3.3.5                     winding up of the Company;

3.3.6                     application for involuntary liquidation or for a moratorium of payments of the Company;

3.3.7                     entry into or termination of a lasting co-operation by the Company with another person if such co-operation or termination is of far-reaching significance for the Company;

3.3.8                     the distribution of profits or reserves of the Company;

3.3.9                     acquisition of a participation by the Company in the capital of another company, the value of which equals at least the sum of one-quarter of the issued capital and the reserves of the Company, as shown in its balance sheet with explanatory notes and any far-reaching change in the size of any such participation;

3.3.10              investments requiring an amount equal to at least the sum of one-quarter of the issued capital and the reserves of the Company as shown in its balance sheet with explanatory notes;

3.3.11              appointment of the Supervisory Board Chairman; and

3.3.12              appointment and removal of Managing Board Members, including the Managing Board Chairman.

3.4                               Method of approval

Nutreco and Stolt B.V. may give their approval under Clause 3.3:

3.4.1                     in writing; or

3.4.2                     by vote in favour of a separate and specific shareholders’ resolution on that matter.

4.                                      Supervisory Board

4.1                               Duties of the Supervisory Board

4.1.1                     The Supervisory Board shall be responsible for the supervision of the Managing Board and the general course of affairs of the Company and for approving decisions relating to the specific matters set out in Clause 4.6. The Supervisory Board shall assist the Managing Board with advice.

4.1.2                     The manner of their appointment pursuant to Clause 4.3 notwithstanding, in fulfilling their duties, the Supervisory Board Members shall act at all times in the interest of the Company and the business of the JV Group and, for the avoidance of doubt, shall not act as representatives (of the interests) of the Shareholder pursuant to whose nomination they have been appointed.

4.2                               Constitution

The Supervisory Board shall consist of 4 (four) Supervisory Board Members appointed and removed from office by the General Meeting in accordance with Clause 4.3. The Supervisory Board shall initially consist of:

•         S. Rennemo as Supervisory Board Chairman;

•         W. Dekker;

•         N.G. Stolt-Nielsen; and

•         C.J.M. van Rijn.

4.3                               Nomination of Supervisory Board Members

4.3.1                     Nutreco shall have the right to nominate for appointment by the General Meeting, 2 (two) Supervisory Board Members (the “Nutreco Supervisory Board Members”) and Stolt B.V. shall have the right to nominate for appointment by the General Meeting, 1 (one) Supervisory Board Member (the “Stolt Supervisory Board Member”). The 4th (fourth) Supervisory Board Member shall be appointed by the General Meeting, subject to Clause 3.3, and shall be the independent chairman (the “Supervisory Board Chairman”).

4.3.2                     The Shareholders agree to vote and take all other actions necessary to give effect to any nomination pursuant to Clause 4.3.1 as soon as possible and to hold a General Meeting to make such appointment promptly after any written request of any Shareholder to appoint a nominee to the Supervisory Board.

4.3.3                     The Shareholders agree to procure that, at the written request of the relevant Shareholder to that effect, the General Meeting shall, by resolution, forthwith suspend or remove any Supervisory Board Member appointed to the Supervisory Board pursuant to nomination by such Shareholder and each Shareholder agrees to vote and take all other actions necessary to give effect to such written request of such Shareholder. All Managing Board Members and Supervisory Board Members (including the Supervisory Board Member to be suspended or dismissed) shall have the right to attend and speak at the General Meeting passing such resolution.

4.3.4                     Any Shareholder who removes a Supervisory Board Member from office shall indemnify each other Shareholder and the Company against any claim, whether for compensation for loss of office, wrongful dismissal or otherwise, which arises out of that Supervisory Board Member ceasing to hold office.

4.4                               Decision making

Subject to the provisions of Clause 4.5, resolutions of the Supervisory Board shall be decided by simple majority of the votes cast at meetings of the Supervisory Board and each Supervisory Board Member shall have 1 (one) vote. In the event of an equality of votes, the Supervisory Board Chairman shall not have a casting vote.

4.5                               Restricted voting matters

Resolutions of the Supervisory Board concerning the following subjects shall be passed by the approval of at least 1 (one) Nutreco Supervisory Board Member and the Stolt Supervisory Board Member as well as an absolute majority of the votes cast:

4.5.1                     any nomination of Managing Board Members;

4.5.2                     the adoption of the Business Plan;

4.5.3                     the adoption of the Budget;

4.5.4                     all material revisions of and any material operational deviations from the Business Plan;

4.5.5                     any decisions on corrective actions in case of material revisions of and material deviations from the Business Plan;

4.5.6                     any termination of the employment of 20 (twenty) or more employees of the JV Group at the same time or within a short timeframe, or any far-reaching change in the employment conditions of a considerable number of employees of the JV Group;

4.5.7                     the amendment or withdrawal of the Supervisory Board Rules;

4.5.8                     the indicative prices under the Supply Agreement; and

4.5.9                     all acquisitions, divestments, mergers, de-mergers, material partnerships and joint-ventures not covered in the Business Plan.

4.6                               Supervisory Board approval matters

None of the actions listed below shall be taken by the Company, without the approval of the Supervisory Board:

4.6.1                     those matters set out in Clause 4.5;

4.6.2                     the entering into, amendment or termination of any Business Agreement or other material business contract (to be) entered into by one or more members of the JV Group with one or more members of the Nutreco Group and/or the Stolt Group; and

4.6.3                     any distributions to be made by the Company.

4.7                               Effect of approval of Business Plan

Save for the approval of the Supervisory Board for matters referred to in Clause 4.5.9, the approval of any Business Plan shall not imply or be deemed to be an approval of any matter within that Business Plan which would otherwise require approval in accordance with Clauses 4.5 or 3.3.

4.8                               Proceedings of the Supervisory Board

The rules on the internal organisation and proceedings of the Supervisory Board are set out in the Supervisory Board Rules.

5.                                      Managing board

5.1                               Duties

The Managing Board shall be responsible for the day-to-day running of the business of the Company in accordance with the Business Plan and the Budget and may exercise all the powers of the Company, save as otherwise provided pursuant to Netherlands law, this Agreement and the Articles of Association.

5.2                               Constitution of the Managing Board

The Managing Board shall consist of at least 2 (two) Managing Board Members, including the Managing Board Chairman, to be appointed and removed from time to time by the General Meeting upon nomination of the Supervisory Board and subject to Clause 3.3. The Managing Board shall initially consist of:

•         Mr J.C. den Bieman as Managing Board Chairman;

•         J. Stove Lorentzen; and

•         H.W. van Beek.

5.3                               Decision Making

Resolutions of the Managing Board shall be decided by simple majority of the votes cast at meetings of the Managing Board and each Managing Board Member shall have 1 (one) vote. In the event of an equality of votes, to the extent legally permissible, the Managing Board Chairman shall have a casting vote.

5.4                               Managing Board Rules

The rules on internal organisation and proceedings of the Managing Board are set out in the Managing Board Rules.

5.5                               Representation

The Managing Board shall be authorised to represent the Company. Any Managing Board Member shall also be authorised to represent the Company.

6.                                      Deadlock Resolution

6.1                               Deadlock situation

If a proposal is made in respect of one of the matters referred to in Clauses 3.3 or 4.5 but is not approved in accordance with that Clause or the Supervisory Board is unable to reach agreement on any other resolution before it, any Shareholder may give written notice to the other Shareholders (with a copy to the Company) that it regards a deadlock situation as having arisen (“Deadlock Notice”). Only one Deadlock Notice may be served in respect of any one proposal.

6.2                               Circulation of memoranda

Within 14 (fourteen) days of the date of service of a Deadlock Notice, each of the Shareholders shall prepare and send to the other Shareholders a memorandum stating its understanding of the disagreement, its position in relation to the disagreement, its reasons for taking that position and any proposals for resolving the disagreement. The Shareholders shall use reasonable endeavours to resolve the disagreement.

6.3                               Referral to third party mediator

If within 28 (twenty-eight) days from the date of service of a Deadlock Notice the Shareholders shall have failed to resolve the disagreement, the Shareholders shall agree on and appoint a third party with undisputed independence, integrity, relevant experience and reputation who will act as independent mediator and who will be provided with copies of all memoranda prepared by the Shareholders in respect of the disagreement. The Shareholders and the third party mediator shall as soon as reasonably practicable meet to discuss the disagreement and use all reasonable endeavours to resolve it in accordance with a procedure and time schedule determined by the third party mediator. The Shareholders shall observe such procedure and time schedule and otherwise co-operate with the third party mediator.

6.4                               Unresolved Deadlock

If a deadlock relating to any proposal made in respect of one of the matters referred to in Clause 6.1 is not resolved within 1 (one) month after the third party mediator has been appointed, the proposal shall not proceed (an “Unresolved Deadlock”).

7.                                      Financing of the Company

7.1                               Financing

In conducting its ongoing operations in accordance with the Business Plan and the Budget, from time to time, the Shareholders agree to procure that the Company shall, subject to Clause 7.3 and to the extent commercially possible, finance the JV Group independently of the Shareholders, by way of third party financing. Until such third party financing has been obtained, Nutreco and Stolt B.V. shall procure that relevant members of their respective Groups shall provide subordinated shareholders loans to the relevant members of the JV Group on a pro rata parte basis to each Shareholder’s relative stake in the Company on terms to be agreed and in accordance with the applicable provisions of Clause 7.4.

7.2                               Third party financing

All third party financing obtained by the Company shall be done on arm’s length terms and conditions.

7.3                               Shareholders Guarantees

For the avoidance of doubt, no Shareholder shall be obliged to grant any Guarantee, warranty, representation or letter of comfort in respect of any loan or other financing to be made to the Company. To the extent that any such Guarantee, warranty or representation or letter of comfort is given by more than one Shareholder, each such Shareholder shall be entitled to provide a proportional part thereof and shall indemnify the other Shareholders participating in the giving of such Guarantee, warranty or representation or letter of comfort to the level of its participation.

7.4                               Shareholders financing

To the extent that the Company is unable, notwithstanding having used commercially reasonable efforts, to obtain third party financing for (part of) its operations and one or more Shareholders is/are willing and able to provide such financing, such Shareholder(s) shall have the right to provide the same to the Company, provided that:

7.4.1                     such financing shall be done on arm’s length terms and conditions, no less favourable to the Company than standard commercial terms and conditions; and

7.4.2                     if more than one Shareholder is able and willing to provide such financing, each such Shareholder shall be entitled to provide a proportional part thereof.

7.5                               Issuance of Shares to debt financing parties

Each Shareholder hereby agrees that it shall not unreasonably withhold or delay its consent to the issuance of Shares to third parties providing debt financing to the Company, provided that a condition of such issuance of Shares to (or the conversion of any loans or securities into Shares by) a financing party, be that such party executes a Deed of Adherence.

7.6                               Third party equity participation

The Shareholders acknowledge that it is in the strategic interest of the Company for appropriate third parties to participate as Shareholders in the Company, by issuance of new Shares to such third parties upon such terms and conditions as may be agreed. Each Shareholder undertakes to use its commercially reasonable efforts to seek such investment, to co-operate in the acquiring of such investment and not unreasonably to withhold or delay the giving of such consents as are required for such participation.

8.                                      Business Plans and Budgets

8.1                               Initial Business Plan and Initial Budget

The Supervisory Board shall approve and the Managing Board shall adopt the Initial Business Plan and the Initial Budget at their respective first meetings.

8.2                               Business Plan and Budget

Each year, the Managing Board shall prepare a draft Business Plan and a draft Budget. The Managing Board shall submit such draft Business Plan and Budget to the Supervisory Board not less than 60 (sixty) days before the first day of each financial year of the Company. The Supervisory Board shall respond within 30 (thirty) days of receipt of the Business Plan and Budget, and any approval of the Business Plan and the Budget by the Supervisory Board shall be in writing and may be made subject to such amendments as the Supervisory Board shall agree are appropriate.

8.3                               Business Plan contents

Each draft Business Plan shall be in respect of the 3 (three) year period beginning with the financial year following the year of its preparation and shall include the following information, both on a consolidated basis as well as per business region:

8.3.1                     the business forecast;

8.3.2                     the Managing Board’s proposed financial and operating strategy (including acquisition and IPO strategy);

8.3.3                     details of the assumptions used for the forecast and strategy descriptions;

8.3.4                     a report on the JV Group’s performance during the current financial year; and

8.3.5                     overview budgets, setting out expected capital expenditure for the term of the plan.

8.4                               Budget contents

Each draft Budget shall be in respect of the 1 (one) year period beginning with the financial year following the year of its preparation and shall include the following information, both on a consolidated basis as well as per business region:

8.4.1                     a breakdown of monthly consolidated revenues, operating expenses, operating results, net interest expenses and net profits;

8.4.2                     a breakdown of monthly capital expenditures and cash flow;

8.4.3                     a breakdown of a projected consolidated balance sheet as at the end of the financial year for which the Business Plan is written and projected profit and loss account for such financial year;

8.4.4                     a breakdown of expected funding requirements and the proposed methods of meeting those requirements;

8.4.5                     a limited set of financial and business key performance indicators;

8.4.6                     an annual budget, consisting of at least capital expenditures, profit and loss statements, cash flow statement and a balance sheet, for each of the second and third financial years following the year of the (current) Business Plan; and

8.4.7                     to the extent applicable, the matters referred to in Clause 8.3.

8.5                               Format of Business Plan and Budget

The Business Plan and the Budget shall be prepared substantially in the format of the Initial Business Plan and Initial Budget. The Supervisory Board may from time to time determine and amend the format and detailed contents of the Business Plan and the Budget and the Managing Board shall ensure that such determinations and amendments are adhered to.

8.6                               Currency and Language

The Business Plan and the Budget shall at all times be expressed in euro and be prepared in the English language.

9.                                      Information

9.1                               Management accounts

The Managing Board shall submit a report to the Supervisory Board with a concurrent copy to each Supervisory Board Member within 10 (ten) Business Days of the end of the month to which it relates showing, inter alia, the revenues, operating results, overall results and relevant cash flow information on a monthly and year-to-date basis and performance compared to the Business Plan. These monthly reports shall also describe the status of the implementation of the Company’s strategy and major projects as set out in the Business Plan and update details of projected capital requirements.

9.2                               Management accounts format

The management accounts shall be prepared substantially in the format attached as Schedule 5. The Supervisory Board may from time to time determine and amend the format of the management accounts and the Managing Board shall ensure such determinations and amendments are adhered to.

9.3                               Shareholder information

The Company shall provide to each Shareholder concurrently and, to the extent the relevant information has not already been provided, to the Supervisory Board Members:

9.3.1                     draft accounts of the Company for each financial year within 1(one) month of the end of the period to which they relate;

9.3.2                     audited accounts of the Company for each financial year within 3 (three) months of the end of the financial year to which they relate as approved by the Supervisory Board and together with the auditor’s statement in respect thereof;

9.3.3                     the quarterly management report and accounts of the Company, which shall consist of a balance sheet, profit and loss account, cash flow statement, cash flow forecast for the four following calendar quarters, business update, management commentary and a capital expenditure report, including bridging statements indicating deviations from budgets within 10 (ten) Business Days of the end of the quarter to which they relate;

9.3.4                     such other financial or management information as the Shareholder may reasonably request from time to time.

9.4                               Provision of information by the Company to Nutreco and Stolt

9.4.1                     The Company shall provide Nutreco with access to and copies of such information and records of the Company and the JV Group as Nutreco may reasonably require from time to time for the purpose of preparing its consolidated financial statements.

9.4.2                     The Company shall provide Stolt with access to and copies of such information and records of the Company and the JV Group as Stolt may reasonably require from time to time for the purpose of preparing relevant financial statements regarding (its interest in) the JV Group reconciled for US GAAP and for compliance with US securities laws.

9.5                               Access for Supervisory Board Members

The Shareholders agree that each Supervisory Board Member shall have access to each site of the Company and be entitled to speak to each Managing Board Member on reasonable notice.

9.6                               Retention of records

All records of the Company shall be retained for a period of at least 7 (seven) years from the end of the year to which the relevant record relates.

10.                               Distribution

Subject to the statutory minimum requirements of the Netherlands Civil Code and the Articles of Association, (i) profits generated by the Company will be reserved unless the General Meeting upon the proposal made by the Managing Board as approved by the Supervisory Board resolves to distribute the same and (ii) reserves of the Company will be distributed if the General Meeting so resolves upon the proposal made by the Managing Board as approved by the Supervisory Board.

11.                               Nutreco Options

11.1                        Nutreco New Species Option

11.1.1              Nutreco shall be entitled to exercise the Nutreco New Species Option until 1 (one) month prior to the anticipated publication of the first IPO press release or similar action to launch the IPO, if:

(i)            An Unresolved Deadlock has occurred relating to the strategy of the JV Group in respect of the New Species Activities; and

(ii)           there has been a material deviation from the EBIT of the New Species Activities as envisaged by the Business Plan, from time to time as reviewed on a yearly basis; and

(iii)          the exercise and consummation of the Nutreco New Species Option will not result in a default of any material covenant under any of the existing loan and finance agreements or instruments of the JV Group.

11.1.2              The Nutreco New Species Option Price shall be the aggregate of (i) the difference between the Capital Employed in the Nutreco New Species Activities at 31 August 2004 and the Capital Employed in the Nutreco New Species Activities at the date of the Option Notice in respect of the Nutreco New Species Option and (ii) the Capital Employed in the Stolt Cod and Halibut Activities at 31 August 2004, provided that the Nutreco New Species Option Price shall be EUR 1 (one euro) if the aggregate of (i) and (ii) would result in a negative amount.

11.2                        Nutreco Australian Option

11.2.1              Nutreco shall be entitled to exercise the Nutreco Australian Option until 1 (one) month prior to the anticipated publication of the first IPO press release or similar action to launch the IPO, if Nutreco has decided to divest its Australian fish feed business located in Tasmania.

11.2.2              The Nutreco Australian Option Price shall be the Capital Employed in the Australian Barramundi Activities at the date of the Option Notice in respect of the Nutreco Australian Option.

11.3                        Nutreco Options

11.3.1              If the Nutreco New Species Option and/or the Nutreco Australian Option becomes exercisable, Nutreco may give written notice (an “Option Notice”) to the Company and Stolt requiring it to sell the relevant assets and activities free from all Encumbrances (other than Permitted Encumbrances) and together with all rights attaching to them to Nutreco at the relevant Option Price.

11.3.2              The relevant Option Price shall be determined in accordance with Clause 11.4.

11.3.3              Nutreco may revoke an Option Notice within 30 (thirty) days after the Option Price of the relevant activities has been determined. If a Nutreco Option Notice is revoked, no further Option Notice in respect of the relevant activities and assets may be given.

11.3.4              If the Option Notice is not revoked, the transfer of the New Species Activities and/or the Australian Barramundi Activities shall be completed within 60 (sixty) Business Days after (i) agreement or determination of the Option Price or (ii) receipt of the necessary governmental approvals and consents for the transfer of the relevant New Species Activities and/or Australian Barramundi Activities, whichever occurs later.

11.3.5              The Option Price shall be payable in cash on the completion of any transfer of the New Species Activities and/or Australian Barramundi Activities. The transfer of the New Species Activities and/or the Australian Barramundi Activities shall be made by the Company free and clear of all Encumbrances (other than Permitted Encumbrances) and adverse claims.

11.4                        Determination Option Price

Nutreco and Stolt shall, in conjunction with the Company, use all reasonable endeavours to agree and determine or procure determination of the appropriate Option Price as soon as practicable after the giving of the Option Notice. If Nutreco and Stolt shall not have agreed on the relevant Option Price within 30 (thirty) Business Days after the giving of the relevant Option Notice, the Option Price shall be determined by an independent accountant (the “Reporting Accountant”) in accordance with the following conditions.

11.4.1              The Reporting Accountant shall be a registered accountant of a reputable firm and neither he nor his firm may have or have had any connections with Stolt or Nutreco. If Nutreco and Stolt fail to reach agreement on the appointment of the Reporting Accountant within 40 (forty) Business Days after the giving of the relevant Option Notice, the chairman of the Royal Netherlands Institute for Chartered Accountants (“NIVRA”) shall nominate the independent accountant. Nutreco and Stolt shall ask the chairman to take into account the criteria set out in the first sentence of this paragraph. The Reporting Accountant shall act as expert and not as arbitrator and his determination shall be final and binding.

11.4.2              The Reporting Accountant shall make his determination in writing within 45 (forty five) Business Days of his appointment or nomination. In making his determination, the Reporting Accountant shall take into consideration that the relevant Option Price shall be prepared in accordance with IFRS, as applied by the Company in its annual accounts.

11.4.3              The Reporting Accountant shall (i) give equal treatment to Nutreco and Stolt, (ii) give them the opportunity to put forward their arguments and explain these orally, (iii) provide them with any information they request and (iv) no later than one week before making his determination, provide them with the draft of his determination and enable them to comment thereon in a manner to be decided by him. The Reporting Accountant shall decide on any other aspects of the procedure.

11.4.4              Stolt, Nutreco and the Company shall give the Reporting Accountant any co-operation reasonably required by him. In particular, without limitation, they will provide information and make available any underlying documents that the Reporting Accountant may deem necessary to make his determination.

11.4.5              The Company shall bear the Reporting Accountant’s costs.

12.                               IPO

12.1                        Initiating IPO process

If, at any time after the date of this Agreement, a Shareholder so decides and notifies the other Shareholders and the Company of such decision in writing, an IPO process shall be initiated.

12.2                        Appointment of investment banks

If, in accordance with Clause 12.1, the IPO process is initiated, the Shareholders shall select 3 (three) investment banks to provide an analysis of the feasibility of an IPO. These three investment banks shall be selected by the Shareholders jointly or, failing agreement by the Shareholders, one of which shall be appointed by Stolt, the other by Nutreco and the third by the two investment banks so appointed.

12.3                        Request for feasibility study

Following appointment of the investment banks in accordance with Clause 12.2, the Shareholders shall submit to such banks a request for the feasibility analysis. This request shall be in a form agreed between the Shareholders and shall include a requirement that all aspects of an IPO and a mid-point value of the Company in the context of an IPO be included in the analysis.

12.4                        Feasibility of IPO

If the indicated mid-point value of the Company in the context of an IPO in all the analyses received from the banks so appointed is equal to or exceeds the total Capital Employed of the JV Group (as it appears from the Company’s books and records), then the IPO shall be deemed feasible.

12.5                        Pursuit of IPO

Within 2 (two) weeks after the date on which the third feasibility study was delivered to the Shareholders, Nutreco shall indicate whether it is willing to proceed with the IPO (the date of such indication, or, failing such indication being made by Nutreco, the day following the expiry of such two weeks, being the “D-Date”). Subject to the IPO being deemed feasible in accordance with Clause 12.4, if Nutreco is willing to proceed with the IPO the Shareholders shall proceed with an IPO process and the Shareholders shall co-operate fully with each other and the Company and their respective financial and other advisers to achieve a listing in accordance with the rules and regulations of the recognised stock exchange to which the application for listing is made and with all other applicable laws and regulations. A decision to proceed with an IPO may also be taken if the IPO shall not be deemed feasible in accordance with Clause 12.4 if the Shareholders jointly agree to pursue an IPO.

12.6                        Selling into an IPO

In case of an IPO, the Shareholders shall, subject to the provisions of this Clause 12, agree on the percentage of their shareholding they wish to include in the IPO. The combined amount of Shares to be sold into the IPO by the Shareholders shall not be less than 25 (twenty five) per cent of the total issued and outstanding Shares prior to the IPO. Unless otherwise agreed between the Shareholders and subject to market conditions as indicated by the relevant advisors involved in the IPO process and applicable stock exchange regulations, Nutreco shall sell up to 25 (twenty five) per cent of its Nutreco Shares on a fully diluted basis (post any issuance of new shares in connection with the IPO and potential distribution of Nutreco Shares to Nutreco shareholders) in order to optimise free float and valuation.

13.                               Stolt Option

13.1                        Stolt Option conditions

The Stolt Option shall become exercisable if an IPO is deemed feasible in accordance with Clause 12.4 and Nutreco decides not to go ahead with such IPO, provided that Stolt B.V. may not exercise the Stolt Option on or prior to 1 January 2007.

13.2                        Stolt Option

13.2.1              If the Stolt Option becomes exercisable, Stolt B.V. may, within 2 (two) weeks of D-Date or if D-Date falls prior to 2007, within 2 (two) weeks from 1 January 2007, serve notice in writing (the “Stolt Option Notice”) on Nutreco requiring it to purchase all of the Stolt Shares then held by Stolt and members of its Group, free from all Encumbrances and together with all rights attaching to them, at their Prescribed Value.

13.2.2              Nutreco and Stolt B.V. shall use all reasonable endeavours to determine or procure the determination of the Prescribed Value of the relevant Shares, in accordance with Clause 19, as soon as reasonably practical after the giving of a Stolt Option Notice.

13.2.3              Stolt B.V. may revoke the Stolt Option Notice within 10 (ten) Business Days after the Prescribed Value of the relevant Shares has been determined. No further Stolt Option Notice may be served if the Stolt Option Notice is revoked.

13.2.4              If the Stolt Option Notice is not revoked, the transfer of the relevant Shares shall be completed within (i) 10 (ten) Business Days after the determination of the Prescribed Value of the relevant Shares or (ii) receipt of the necessary governmental approvals and consents for the transfer of the Stolt Shares, whichever occurs later.

13.2.5              The Prescribed Value in respect of the Stolt Shares shall be payable in cash on the completion of any transfer of the relevant Shares. The transfer of the Stolt Shares shall be made by Stolt B.V. free and clear of all Encumbrances and adverse claims, and Stolt B.V. shall make customary representations and warranties in favour of Nutreco in connection with such transfer.

14.                               Restrictions on Dealings with Shares

14.1                        Restrictions on disposals

Save as permitted in accordance with the terms of this Agreement, no Shareholder may (i) create an Encumbrance over any of its Shares or any interest in any of its Shares or (ii) sell, transfer or otherwise dispose of any of its Shares or any interest in any of its Shares.

14.2                        Stolt Encumbrances

Stolt and Stolt B.V. shall be entitled to create a pledge of the Stolt Shares in favour of the holders of the Stolt US Notes to secure the obligations of Stolt under the Stolt US Notes until redemption thereof ultimately on 18 June 2013 and provided that:

14.2.1              the voting rights on the pledged Stolt Shares shall not transfer to the pledgee(s):

14.2.2              the Stolt Shares may only be foreclosed with due observance of the pre-emptive rights of the Shareholders in accordance with this Agreement and the Articles of Association and Stolt B.V. and Stolt shall procure that such rights shall be observed; and

14.2.3              after termination of such right of pledge no Encumbrances in respect of the Stolt Shares shall be permitted;

14.2.4              Stolt shall use its reasonable efforts to procure that at the date of this Agreement or as soon as possible thereafter the required consents for the release of the right of pledge in respect of the Stolt Shares included in an IPO, in case of exercise of the Stolt Option or other transfer of the Stolt Shares permitted under this Agreement (will) have been obtained from the holders of the Stolt US Notes in advance.

14.2.5              If and to the extent the financial advisors involved in the IPO process advise that the release of the right of pledge in respect of all the Stolt Shares enhances the feasibility and conditions of the IPO, Stolt shall use its reasonable efforts to release the right of pledge prior to the IPO.

15.                               Permitted Transfers

15.1                        Transfers within a Group

A Shareholder may transfer any Share to any other member of the same Group provided that the transferee shall first have entered into a Deed of Adherence.

15.2                        Group Transferee leaving the Group

A Group Transferee shall transfer, in a manner and to a transferee permitted by this Agreement, all the Shares held by it before it ceases to be in the same Group as the Original Holder.

15.3                        Information and evidence

The transferor and transferee of any Share transferred under this Clause 15 and the Original Holder (if any) of the transferred Share shall each provide to the other Shareholders, at his own expense, any information and evidence requested in writing by the other Shareholders for the purpose of determining whether the transfer to the proposed transferee complies with the terms of this Clause 15.

15.4                        Compliance with Agreement

Each Shareholder shall procure that all Group Transferees in relation to which it is the Original Holder comply with the terms of this Agreement by entering into a Deed of Adherence.

15.5                        Original Holder liability

Following a transfer of Shares to a member of the same Group pursuant to this Clause 15, the Original Holder (but not a subsequent transferor in a series of transfers to members of the same Group) shall remain party to this Agreement and shall be jointly and severally liable with the transferee under this Agreement as a Shareholder in respect of the transferred Shares unless released from such joint and several liability by each of the other Shareholders in writing.

16.                               Pre-emptive Rights on Transfer

16.1                        Offer to Shareholders

Prior to making a sale or transfer of any of its Shares (other than in accordance with Clause 13 (Stolt Option) or Clause 15 (Permitted Transfers), a Shareholder who wishes to sell or transfer any of its Shares (the “Offeror”) shall make an offer (“Offer”) in writing (the “Offer Notice”) to the other Shareholders with a copy to the Company informing them of the proposed sale and transfer and setting out:

16.1.1              the Shares to which it relates (the “Offered Shares”);

16.1.2              if applicable, the identity of a person who has expressed an interest in acquiring the Offered Shares (the “Potential Purchaser”) and the price which is being offered by the Potential Purchaser (the “Offer Price”);

16.1.3              if no Potential Purchaser exists, the price at which the Offeror proposes to sell the Offered Shares to the other Shareholders;

16.1.4              the other terms on which the Offeror proposes to transfer the Offered Shares (the “Offer Terms”);

16.1.5              a condition, if the Offeror wishes to impose it, that unless all or a specified minimum number of the Offered Shares are taken up by other Shareholders when offered to them in accordance with this Clause 16, then none of the Offered Shares shall be transferred to the other Shareholders under this Clause 16 (“Minimum Transfer Condition”);

16.1.6              that, if Shareholders who accept the Offer express, in aggregate, a willingness to take more than the total number of Offered Shares, the Offered Shares shall be allocated to such Shareholders in proportion as nearly as may be to the number of Shares then held by them subject to the maximum number specified by each such Shareholder; and

16.1.7              if a Minimum Transfer Condition is included in the Offer Notice, stating that the Offer cannot be validly accepted in respect of any of the Offered Shares unless and until purported acceptances have been received by the Offeror relating to the minimum number of Offered Shares specified in the Minimum Transfer Condition.

16.2                        Purchase Price

The price at which the other Shareholders may purchase the Offered Shares shall be the greater of (i) the Prescribed Value of the Offered Shares determined in accordance with Clause 19 and (ii) the Offer Price, if any (the “Purchase Price”).

16.3                        Revocation of Offer

The Offer may be revoked by the Offeror within 10 (ten) Business Days after the date the Prescribed Value of the Offered Shares has been agreed or determined. If the Offer is revoked:

16.3.1              the Offeror may not make a further Offer within 6 (six) months after the date on which the Offer is revoked;

16.3.2              the Offeror shall inform all other Shareholders that the Offer has been revoked; and

16.3.3              the remaining provisions of this Clause 16 shall cease to apply in relation to the revoked Offer.

16.4                        Offer Period

The Offer shall be open for acceptance by the other Shareholders during a period starting on the 11th (eleventh) Business Day after the date the Prescribed Value of the Offered Shares is agreed or determined and ending at the end of the 20th (twentieth) Business Day after the date of such agreement or determination (the “Offer Period”). Acceptance of the Offer shall be effected by delivery of a written notice by each Shareholder who wishes to accept the Offer to the Offeror stating whether it is willing to take any, and if so what maximum number, of the Offered Shares at the Purchase Price and on the Offer Terms.

16.5                        Sale to Shareholders

If no Minimum Transfer Condition is included in the Offer Notice, or if a Minimum Transfer Condition is included and the Offeror receives acceptances for the specified minimum number of Offered Shares within the Offer Period:

16.5.1              the Offeror shall, within 10 (ten) Business Days after the expiry date of the Offer Period notify in writing:

(i)            each of the persons who has accepted shares (“Accepting Holders”) of the number of Shares to be transferred to it; and

(ii)           each of the Accepting Holders of the time(s) (not being less than 10 (ten) Business Days nor more than 20 (twenty) Business Days after the date of such notification) and place(s) for completion of the transfer of Shares to Accepting Holders;

16.5.2              if the Offeror has received acceptances for a larger number of Shares than the number of Offered Shares, the Accepting Shareholders shall receive a number of Shares pro rata to their shareholdings in the Company;

16.5.3              the Accepting Holders shall be obliged to complete the transfer of the relevant Shares at such time(s) and place(s) as shall be specified in the notification under Clause 16.5.1(ii), provided that if at such time any necessary governmental approvals and consents for the transfer of the Offered Shares have not yet been obtained, the transfer shall be completed within 10 (ten) Business Days of receipt thereof; and

16.5.4              if the Offeror has not received acceptances in respect of all the Offered Shares, Clause 16.7 shall apply to the Offered Shares for which acceptances have not been received.

16.6                        Minimum Transfer Condition not met

If a Minimum Transfer Condition is included in the Offer Notice and the Offeror does not receive acceptances for the specified minimum number of the Offered Shares within the Offer Period:

16.6.1              it shall, within 10 (ten) Business Days after the expiry of the Offer Period so inform all persons who purported to accept the Offer; and

16.6.2              Clause 16.7 shall apply to all the Offered Shares, save that:

(i)            no Offered Share shall be transferred to an existing Shareholder pursuant to Clause 16.7 unless each Shareholder who purported to accept the Offer is given the opportunity to have transferred to him the Shares he applied for in response to the Offer on the Offer Terms;

(ii)           if acceptances for a larger number of shares than the number of Offered Shares have been received, the Shareholders referred to in (i) above shall receive a number of Shares pro rata to their shareholding in the Company; and

(iii)          no Share may be transferred under Clause 16.7 unless the minimum number of Offered Shares specified in the Minimum Transfer Condition are so transferred.

16.7                        Transfer to a third party

The Offeror may sell and transfer to the Potential Purchaser or any other third party any of the Offered Shares to which this Clause 16.7 applies, provided that:

16.7.1              the price is not less than the Purchase Price;

16.7.2              the other terms of sale to the transferee are not more favourable than the Offer Terms;

16.7.3              there are no collateral agreements which make the arrangement more favourable to the transferee;

16.7.4              the transfer takes place within 3 (three) months after the date on which the Offer Period ends;

16.7.5              the Offeror and the transferee shall each provide to the Company, at his own expense, any information and evidence requested in writing by the Managing Board for the purpose of determining whether the transfer to the transferee complies with the terms of this Clause 16.7; and

16.7.6              the transferee shall, prior to the transfer, enter into a Deed of Adherence.

16.8                        Tag along

In the event that Nutreco intends to sell all or part of its Shares to a third party pursuant to Clause 16.7, Nutreco shall not complete such sale unless it ensures that the third party offers to purchase from Stolt B.V. the same percentage of Stolt Shares as the percentage of Nutreco Shares to be transferred by Nutreco to the third party at the Purchase Price and on the same terms and conditions as offered by the third party to Nutreco, provided Stolt B.V. has expressed such wish in writing to Nutreco within 10

(ten) Business Days after having received the notice of Nutreco regarding such intended sale.

17.                               Default

17.1                        Events of Default

A Shareholder (the “Defaulting Shareholder”) suffers an event of default (“Event of Default”) where:

17.1.1              the Defaulting Shareholder commits a breach of this Agreement and either (i) the breach is not capable of being remedied or (ii) the Defaulting Shareholder does not remedy that breach within 30 (thirty) Business Days after any of the other Shareholders sending it written notice requiring it to remedy such breach;

17.1.2              the Defaulting Shareholder sells, transfers, disposes, or creates an Encumbrance of, any Shares which is in breach of this Agreement;

17.1.3              a Group Transferee of the Defaulting Shareholder, as Original Holder, ceases to be a member of the same Group as such Original Holder while it still holds Shares;

17.1.4              the Defaulting Shareholder has been declared bankrupt, or has been granted a suspension of payments on a temporary basis or otherwise, has become subject to any similar regulation or has wholly lost the free management or disposal of its property in any other way or has offered its creditors a composition outside a bankruptcy or suspension of payments or any similar regulation; or

17.1.5              the Defaulting Shareholder ceases or threatens to cease wholly or substantially to carry on its business.

18.                               Effect of Deed of Adherence

The parties agree to extend the benefit of this Agreement to any person who acquires Shares in accordance with this Agreement and enters into a Deed of Adherence, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this Agreement and any other persons who have entered into such a Deed of Adherence.

19.                               Determination of Prescribed Value

19.1                        Agreement between the Shareholders

If the Prescribed Value is to be determined in accordance with this Agreement the Shareholders shall in good faith negotiate to agree the value between themselves.

19.2                        Failure to agree

If, within 20 (twenty) Business Days of beginning such negotiations the Shareholders are unable to agree such Prescribed Value, it shall be determined by an independent investment bank appointed by the Shareholders jointly within 30 (thirty) Business Days of the date of the Offer Notice, Stolt Option

Notice, or other purpose, if appropriate. If the Shareholders do not agree on an independent investment bank, three independent investment banks shall determine the Prescribed Value of the relevant Shares, one of which shall be appointed by Stolt, the other by Nutreco and the third by the two investment banks so appointed.

19.3                        Method and adjustments

The independent investment bank(s) shall determine the appropriate Prescribed Value as at the relevant date, as appropriate, in accordance with the relevant provisions of this Agreement and on the following assumptions and bases:

19.3.1              valuing the Shares to be sold as on an arm’s length sale between a willing seller and a willing buyer;

19.3.2              that, if the Company or business is then carrying on a business as a going concern, it will continue to do so;

19.3.3              that the Shares to be sold are capable of being transferred without restriction;

19.3.4              valuing any Shares to be sold as a rateable proportion of the total value of all the issued shares of the Company without any premium or discount being attributable to the class of the Shares to be sold or the percentage of the issued share capital of the Company which they represent; and

19.3.5              any other factors which the independent investment bank(s) reasonably believe should be taken into account.

19.4                        Determination

19.4.1              The independent investment bank(s) shall determine the Prescribed Value within 45 (forty five) Business Days of its/their appointment and shall notify the Shareholders of its/their determination. The fees of the independent investment bank shall be borne by the Shareholders concerned in equal proportions.

19.4.2              If any difficulty arises in applying any of these assumptions or bases then the independent investment bank(s) shall resolve that difficulty in such manner as it/they shall in its/their absolute discretion think fit.

19.4.3              The independent investment bank(s) shall act as an expert and not as an arbitrator and its determination shall be final and binding on the Shareholders and, where applicable the Company (in the absence of fraud or manifest error).

19.4.4              The independent investment bank(s) may have access to all accounting records or other relevant documents of the Company, subject to any confidentiality provisions.

20.                               Protective Covenants

20.1                        Non-compete

Each Shareholder undertakes with each other Shareholder that it will not and that it will procure that none of its Affiliates will either alone or in conjunction with or on behalf of any other person, do any of the following things, save as permitted by, and in accordance with, Clause 11 or any other relevant provision of this Agreement:

20.1.1              be engaged or have a direct or indirect interest in any business which competes with the Business;

20.1.2              directly or indirectly solicit the custom, in relation to goods or services sold to any person by the JV Group in the course of the Business, of that person in respect of similar goods or services;

20.1.3              directly or indirectly solicit or entice away from the employment of the JV Group any of its employees;

20.1.4              assist any other person to do any of the foregoing things.

20.2                        Duration

The covenants set out in this Clause shall continue to apply to a Shareholder for a period of 2 (two) years from the date on which that Shareholder ceases to be a Shareholder. The covenants shall be construed during this period by reference to the Business, customers and employees of the JV Group as during the one-year period prior to the date on which the Shareholder ceased to be a Shareholder.

20.3                        Exceptions

This Clause 20 shall not prevent any Shareholder:

20.3.1              holding securities in a body corporate if such securities are listed on a recognised stock exchange and confer not more than 5 (five) per cent of the votes which could normally be cast at a general meeting of the body corporate;

20.3.2              acquiring any business or company that is in competition with the Business, as an integral part of a larger transaction or acquisition of a business, company or group of companies, not predominantly engaged in a competing business, provided that:

(a)                                  the part of the business that competes with the Business does not exceed 20 (twenty) per cent of the turn-over of such acquired company or business;

(b)                                 (the relevant Shareholder uses all reasonable endeavours to dispose of such business or company which competes with the Business within 6 (six) months of the date of completion of the original transaction (or as soon as possible thereafter); and

(c)                                  in making any such disposal, the relevant Shareholder first grants (i) the Company a right of first refusal to acquire the business or company on bona fide arm’s length terms which are equivalent to the terms on which it acquired that business or company;

20.3.3              placing an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency, provided that the relevant Shareholder or a member of its Group does not instruct or encourage such agency to approach any such person;

20.3.4              with regard to Nutreco, holding a direct or indirect interest in L&K Karlsen Holding AS and Centre for Aquaculture Competence AS and their subsidiaries and businesses;

20.3.5              with regard to Stolt, continuing the production, processing and marketing of its tuna and turbot (including sole) activities;

20.3.6              with regard to Nutreco, through any of its subsidiaries, participating in any business or company, provided that:

(a)                                  the participation does not exceed 30 (thirty) per cent of the issued share capital or voting rights of the relevant business or company;

(b)                                 Nutreco procures that the Company is first offered, before the relevant subsidiary of Nutreco enters into the relevant transaction, to participate in the business or company on bona fide arm’s length terms which are equivalent to the terms on which such subsidiary intends to participate; and

(c)                                  if the Company does not accept the offer referred to under (b) and the relevant subsidiary of Nutreco acquires the participation, Nutreco shall procure that such subsidiary shall grant a right of first refusal to the Company to market for such participation fish produced by such participation on bona fide arm’s length and commission based terms; and

20.3.7              temporarily carrying on the JV-Activities that are to be divested in accordance with Clause 3.2 of the Contribution Agreement until completion of such divestment.

20.4                        Group

Each Shareholder agrees to procure that each of the members of its Group shall comply with the provisions of this Clause as though it applied directly to them.

20.5                        Business opportunities

Each Shareholder shall, and shall procure that each member of its Group shall, promptly, fairly and fully disclose and offer to the Company all potential acquisitions and business opportunities within the scope of the Business and in particular those relating to new species which come to their attention.

21.                               Shareholder undertakings

21.1                        General undertaking

Each Shareholder undertakes with each other Shareholder that it will:

(a)                                  comply with each of the provisions of this Agreement;

(b)                                 exercise its voting rights and other rights as a shareholder of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Agreement and the rights and obligations of the parties as set out in this Agreement; and

(c)                                  procure that any Supervisory Board Member appointed by it from time to time shall (subject to their fiduciary duties to the Company) exercise their voting rights and other powers and authorities in order (insofar as they are able to do so through the exercise of such rights, powers and authorities) to give full effect to the terms of this Agreement and the rights and obligations of the parties as set out in this Agreement.

21.2                        Consent to transfer

Each of the Shareholders shall promptly give any approval under Article 14.2 of the Articles of Association to waive its pre-emption rights in respect of transfers of Shares permitted in accordance with Clause 13, 14, 15 and 16.

21.3                        Removal of appointees

If a party ceases to be a Shareholder, it shall immediately upon transfer of the relevant Shares procure the resignation of all its appointees to the Supervisory Board. In addition, it shall do all such things and sign all such documents as may otherwise be necessary to procure the resignation or dismissal of such persons from such appointments in a timely manner.

22.                               Articles of Association

If there is a conflict between a provision of this Agreement and a provision of the Articles of Association the Shareholders agree (i) that, to the extent legally permissible, the provisions of this Agreement shall prevail and (ii) to use their best efforts to amend the Articles of Association in order to resolve the difference.

23.                               Duration

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect for an indefinite period of time until (i) completion of an IPO or (ii) the Shareholders agree in writing to terminate this Agreement, provided that this Agreement shall cease to have effect as regards a Shareholder or Party who ceases - directly or through an Affiliate - to hold any Shares save for any of the provisions of this Agreement which are expressed to continue in force after termination or ceasing to be a Shareholder.

24.                               Joint and Several liability Stolt

Stolt shall be jointly and severally liable for all obligations of Stolt B.V. under this Agreement.

25.                               Confidentiality

25.1                        Announcements

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of a party’s Group without the prior written approval of the other parties. This shall not affect any announcement or circular required by law or the rules of any recognised stock exchange on which the shares of any party are listed, provided that the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is reasonably practicable before complying with such an obligation.

25.2                        Confidentiality undertaking

25.2.1              Subject to Clause 25.2.2 each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)                                  the provisions of this Agreement and any agreement entered into pursuant to this Agreement; or

(b)                                 the negotiations relating to this Agreement (and any such other agreement); or

(c)                                  a party to this Agreement and the business carried on by it or any member of its Group.

25.2.2              Clause 25.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)                                  the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any party are listed;

(b)                                 the disclosure or use is required to vest the full benefit of this Agreement in any party;

(c)                                  the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(d)                                 the disclosure is made to professional advisers of any party on terms that such professional advisers undertake to comply with the provisions of Clause 25.2.1 in respect of such information as if they were a party to this Agreement;

(e)                                  the information is or becomes publicly available (other than by breach of this Agreement);

(f)                                    the other parties have given prior written approval to the disclosure or use; or

(g)                                 the information is independently developed after the date of this Agreement,

provided that prior to disclosure or use of any information pursuant to Clause 25.2.2 (a), (b) or (c), the party concerned shall promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

26.                               Miscellaneous

26.1                        Further assurances

Each of the parties shall, and shall procure that relevant members of its Group shall, from time to time do all things as may be required to give effect to, and to give any party the full benefit of, this Agreement and all other agreements contemplated hereby, including the execution of all necessary deeds and documents, procuring the convening of all necessary meetings, the giving of all necessary waivers and consents and the passing of all necessary resolutions and otherwise exercising all powers and rights available to them.

26.2                        Entire agreement

This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

26.3                        No assignment

No party may, unless with the prior written consent of the other parties, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

26.4                        Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

26.5                        Third party rights

Save as expressly otherwise stated, this Agreement does not contain a stipulation in favour of a third party.

26.6                        Rescission

Each party waives its right to rescind this Agreement on the basis of section 6:265 of the Netherlands Civil Code.

26.7                        Costs

Unless this Agreement provides otherwise, all costs which a party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account.

26.8                        Interest

If any party defaults in the payment when due of any sum payable under this Agreement, the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at the Interest Rate.

26.9                        Notices

26.9.1              Any notice in connection with this Agreement (a “Notice”) shall be:

(a)                                  in writing in English; and

(b)                                 delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

26.9.2              A Notice to Nutreco shall be sent to Nutreco at the following address, or such other person or address as Nutreco may notify to Stolt and the Company from time to time:

Nutreco:

Address:	Prins Frederiklaan 4
3818 KC Amersfoort
The Netherlands
Fax:	+31 33 442 6104
E-mail:	legal@nutreco.com
Attention:	Company Secretary

26.9.3              A Notice to Stolt B.V. shall be sent to Stolt B.V. at the following address, as such other person or address as Stolt B.V. may notify to Nutreco and the Company.

Stolt B.V.:

Address:	Karel Doormanweg 25
3115 JD Schiedam
The Netherlands
Fax:	c/o +44 20 761 189 66
E-mail:	jengelhardtsen@sntg.com
Attention:	Jan Engelhardtsen, CFO

26.9.4              A Notice to Stolt from time to time shall be sent to Stolt at the following address, or such other person or address as Stolt may notify to Nutreco and the Company from time to time:

Stolt:

Address:	Aldwych House, 71-91 Aldwych
London WC2B 4 HN
England
Fax:	+44 20 761 189 66
E-mail:	jengelhardtsen@sntg.com
Attention:	Jan Engelhardtsen, CFO

26.9.5              A notice to the Company shall be sent to the Company at the following address, or such other person or address as the Company may notify to Nutreco and Stolt from time to time:

Marine Harvest:

Address:	Prins Frederiklaan 4
3818 KC Amersfoort
The Netherlands
Fax:	+31 33 422 6106
E-mail:	hans.den.bieman@nutreco.com
Attention:	Hans den Bieman

26.9.6              A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)                                  at the time of delivery, if delivered by hand, registered post or courier;

(b)                                 at the time of transmission in legible form, if delivered by fax.

26.10                 Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law:

26.10.1       such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected;

26.10.2       the parties shall use reasonable endeavours to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

26.11                 Notary Rules of Professional Conduct

With reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Netherlands Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie) all parties expressly agree that (i) De Brauw Blackstone Westbroek N.V. acts as counsel to Nutreco in connection with, or acts as counsel for or on behalf of Nutreco in the event of any dispute relating to, this Agreement or any related agreement, and that (ii) a civil law notary of De Brauw Blackstone Westbroek N.V. executes deeds connected with this Agreement or any related agreement.

26.12                 Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

26.13                 Dispute resolution

26.13.1       The parties shall attempt in good faith to resolve promptly any dispute, controversy or claim arising out of or relating to this Agreement, including disputes concerning the existence and validity of the Agreement, by negotiation, with the exception of disputes with regard to the determination of the relevant Option Price which is to be determined by the Reporting Accountant pursuant to Clause 11.4, the relevant Prescribed Value which is to be resolved by the independent investment bank(s) pursuant to Clause 19 and disputes referred to in Clause 6.1 which are to be resolved pursuant to Clause 6. If the matter cannot be resolved in the normal course of business any interested party shall give the other relevant parties written notice of any such dispute not resolved, after which the dispute will be referred to senior executives of the parties, who shall similarly attempt to resolve the dispute.

26.13.2       If the dispute referred to in Clause 26.13.1 has for whatever reason not been resolved by negotiation within the 20 (twenty) Business Days of the disputing party’s written notice, such dispute shall be finally settled by arbitration in accordance with the Rules of the International Chamber of Commerce. The place of arbitration shall be Amsterdam. The language to be used in the arbitration proceedings shall be English.

26.13.3       Any dispute as to whether a matter qualifies as (i) a dispute with regard to the determination of an Option Price which is to be resolved by the Reporting Accountant, a dispute with regard to the determination of the Prescribed Value which is to be resolved by the independent expert pursuant to Clause 19 or (iii) a dispute referred to in Clause 6.1 which is to be resolved pursuant to Clause 6 or (ii) a dispute which is to be resolved pursuant to Clauses 26.13.1 or 26.13.2, shall be exclusively settled in accordance with negotiation or arbitration pursuant to Clauses 26.13.1 or 26.13.2, respectively.

26.13.4       Clauses 26.13.1, 26.13.2 and 26.13.3 shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

26.14                 Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the laws of the Netherlands.

In WITNESS WHEREOF Nutreco and Stolt have executed this Agreement on this 29th day of April, 2005

SIGNED by B. Verwilghen

on behalf of Nutreco Holding N.V.

SIGNED by J. Chr. Engelhardtsen

on behalf of Stolt-Nielsen S.A.

SIGNED by J. Chr Engelhardtsen

on behalf of Stolt Sea Farm Investments B.V.

Signed by the Company on this 29th day of April, 2005 (i) for acknowledgement of the agreement between Nutreco Holding N.V. and Stolt-Nielsen S.A. in respect of the matters set out in this Agreement, and (ii) for agreement with Clauses 2, 3, 4, 5, 7, 8, 9, 10, 11, 12, and 20.

SIGNED by A. van Driel

on behalf of Marine Harvest N.V.

Schedule 1                                    Definitions

(Clause 1.1)

“Accepting Holders” has the meaning set out in Clause 16.5;

“Affiliate” means, in relation to a company, any of its subsidiaries and any other company over which it has control;

“Agreement” means this shareholders agreement and the schedules thereto;

“Annual General Meeting” means the annual general meeting of shareholders of the Company;

“Articles of Association” means the articles of association of the Company in accordance with Schedule 4 (Part 1) and as amended from time to time;

“Australian Barramundi Activities” means the activities of the JV Group in Australia with respect to Barramundi, particulars of which are contained or referred to in Schedule 3 (Part 2);

“Budget” means the annual budget from time to time of the Company and the JV Group, drawn up and approved from time to time in accordance with the provisions of this Agreement;

“Business” has the meaning given in Clause 2.2;

“Business Agreements” means the Transitional Services Agreement, the Tuna Supply Agreement and the Supply Agreement entered into on the date of this Agreement between the relevant members of the JV Group and the relevant members of the Nutreco Group and/or Stolt Group, respectively, and  “Business Agreement” means any relevant one of them;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the Netherlands or Norway;

“Business Plan” means the business plan from time to time of the Company and the JV Group, drawn up and approved in accordance from time to time with the provisions of this Agreement;

“Capital Employed” means, in relation to a business or an activity its net working capital and fixed assets;

“Company” means Marine Harvest N.V., a limited liability company incorporated in the Netherlands;

“Contribution Agreement” means the contribution agreement entered into between Nutreco, Stolt B.V. and Stolt on 3 December 2004;

“D-Date” has the meaning given in Clause 12.5;

“Deadlock Notice” has the meaning given in Clause 6.1;

“Deed of Adherence” means a deed of adherence in the form set out in Schedule 6;

“Defaulting Shareholder” has the meaning given in Clause 17.1;

“Dutch GAAP” means generally accepted accounting principles under Netherlands law;

“Encumbrance” means any claim, charge, pledge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing;

“Event of Default” has the meaning given in Clause 17.1;

“General Meeting” means the general meeting of shareholders of the Company;

“Group” means the Nutreco Group, the JV Group and/or the Stolt Group, as the context requires;

“Group Transferee” means a company to whom Shares have been transferred under Clause 15.1;

“Guarantee” means any guarantee, indemnity, surety, letter of comfort or other assurance, security, right of set-off, obligation to contribute or undertaking given by a person to secure or support the obligations (actual or contingent) of any other person, whether given directly or by way of counter-indemnity;

“IFRS” means International Financial Reporting Standards;

“Initial Budget” means the initial budget to be adopted by the Managing Board (substantially) in the form of Schedule 5 (Part 2);

“Initial Business Plan” means the initial business plan to be adopted by the Managing Board (substantially9 in the form attached as Schedule 5 (Part 1);

“IPO” means an initial public offering of the Company;

“JV Group” means the Company and its Affiliates, on the date of this Agreement being the subsidiaries and group companies referred to in Schedule 2;

“Managing Board” means the managing board of the Company;

“Managing Board Chairman” means the chief executive officer of the company and chairman of the Managing Board;

“Managing Board Member” means a member of the Managing Board;

“Managing Board Rules” means the rules on the internal organisation and proceedings of the managing board, as attached hereto as Schedule 4 (Part 2) as amended from time to time;

“Minimum Transfer Condition” has the meaning set out in Clause 16.1;

“New Species Activities” means the Nutreco New Species Activities and the Stolt Cod and Halibut Activities;

“Notice” has the meaning set out in Clause 26.9.1;

“Nutreco” means Nutreco Holding N.V., a limited liability company incorporated in the Netherlands;

“Nutreco Activities” has the meaning given in recital A;

“Nutreco Australian Option” means Nutreco’s option to purchase the Australian Barramundi Activities from the Company as set out in Clause 11.2;

“Nutreco Australian Option Price” means the price for Nutreco’s Australian Option set out in Clause 11.2;

“Nutreco Group” means Nutreco and its Affiliates, excluding the JV Group;

“Nutreco’s Lawyers” means De Brauw Blackstone Westbroek N.V. of Tripolis 300, Burgerweeshuispad 301, 1076 HR Amsterdam, the Netherlands;

“Nutreco New Species Activities” means the activities contributed by Nutreco to the Company relating to the farming, processing and marketing of fish species other than salmon including cod, halibut and yellowtail worldwide, further specified in Schedule 3 (Part 1);

“Nutreco New Species Option” means Nutreco’s option to purchase the New Species Activities from the Company as set out in Clause 11.1;

“Nutreco New Species Option Price” means the price for Nutreco’s New Species Option set out in Clause 11.2;

“Nutreco Option” means the Nutreco Australian Option or the Nutreco New Species Option, as appropriate;

“Nutreco Shares” means the shares in the capital of the Company held by Nutreco or a member of the Nutreco Group from time to time, on the date of this Agreement being 45,000 (forty five thousand) shares equalling 75% of the total issued and outstanding share capital of the Company at the date of this Agreement;

“Nutreco Supervisory Board Members” means Supervisory Board Members nominated by Nutreco and

“Nutreco Supervisory Board Member” means anyone of them;

“Offer” has the meaning given in Clause 16.1;

“Offered Shares” has the meaning given in Clause 16.1;

“Offer Notice” has the meaning given in Clause 16.1;

“Offeror” has the meaning given in Clause 16.1;

“Offer Period” has the meaning given in Clause 16.4;

“Offer Price” has the meaning given in Clause 16.1;

“Offer Terms” has the meaning given in Clause 16.1;

“Option Notice” has the meaning given in Clause 11.3.1;

“Option Price” means either the Nutreco Australian Option Price or the Nutreco New Species Option Price, as appropriate;

“Original Holder” means, in relation to any Group Transferee, the Shareholder who made the transfer of the relevant Shares to the Group Transferee or, in the case of a series of transfers between Group Transferees, the Shareholder who made the initial transfer of the relevant Shares to a Group Transferee, and the relevant Shares means the Shares held by the Group Transferee or any Shares from which those Shares are derived or by virtue of which those Shares were acquired;

“Potential Purchaser” has the meaning given in Clause 16.1.

“Prescribed Value” means, in relation to Shares the amount that a third party would, on a voluntary basis, be willing to offer for the Shares in question as determined pursuant to Clause 19;

“Purchase Price” has the meaning given in Clause 16.2;

“Reporting Accountant” has the meaning given in Clause 11.4;

“Shareholders” means, collectively Nutreco and Stolt B.V., members of the Nutreco Group or Stolt Group holding shares and any other person to whom Shares are transferred or issued from time to time in accordance with this Agreement, and “Shareholder” means any of them, as the context requires;

“Shares” means collectively, the Nutreco Shares and the Stolt Shares, and shares in the capital of the Company that are issued from time to time in accordance with the terms of this Agreement and a “Share” means anyone of them;

“Stolt” means Stolt-Nielsen S.A., a limited liability company incorporated in Luxembourg;

“Stolt B.V.” means Stolt Sea Farm Investments B.V., a private company with limited liability incorporated in the Netherlands,

“Stolt Activities” has the meaning given in recital B;

“Stolt Cod and Halibut Activities” means the cod and halibut activities contributed by Stolt to the Company, as further specified in Schedule 3 (Part 3);

“Stolt Group” means Stolt, Stolt B.V. and their Affiliates, excluding, to the extent applicable, the JV Group;

“Stolt Lawyers” means Freshfields Bruckhaus Deringer of Apollolaan 151, 1077 AR Amsterdam, the Netherlands;

“Stolt Option Notice” has the meaning given in Clause 13.2;

“Stolt Option” means the option of Stolt B.V. to sell all the Stolt Shares to Nutreco set out in Clause 13;

“Stolt Shares” means the shares in the capital of the Company held by Stolt B.V. or members of the Stolt Group from time to time, on the date of this Agreement being 15,000 (fifteen thousand) shares equalling 25% of the total issued and outstanding share capital of the Company;

“Stolt Supervisory Board Member” means the Supervisory Board Member nominated by Stolt B.V.;

“Supervisory Board” means the supervisory board of the Company;

“Supervisory Board Chairman” means the independent chairman of the Supervisory Board;

“Supervisory Board Member” means a member of the Supervisory Board;

“Supervisory Board Rules” means the rules of the internal organisation and proceedings of the Supervisory Board, as attached hereto as Schedule 3 (Part 3) and as amended from time to time;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset values, turnover, gross receipts, added value or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including sales and use taxes, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person, and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Transaction” means the entering into by Nutreco and Stolt of the joint venture in respect of the JV Activities to be undertaken by the Company; and

“Unresolved Deadlock” has the meaning given in Clause 6.4.

Schedule 2            JV Group

The JV Group includes the following:

•              the Nutreco JV Companies, as described in Schedule 2 (Part 1) to the Contribution Agreement;

•              the Nutreco JV Businesses, as described in Schedule 2 (Part 2) to the Contribution Agreement;

•              the Stolt JV Companies, as described in Schedule 3 (Part 1) to the Contribution Agreement; and

•              the Stolt JV Businesses, as described in Schedule 3 (Part 2) to the Contribution Agreement.

Schedule 3

Particular Activities

Schedule 3 (Part 1)	Nutreco New Species Activities

The Nutreco New Species Activities include the following activities:

Cod

This business comprises primarily the juvenile hatchery “CCN” located in Kollsnes Industrial park near the Bergen region in Norway and the cod sea on-growing sites and facilities in the Rogaland region.

Marine Harvest has facilities for full chain control with a current plan to grow production to 12,000 tonnes annually. First harvests will be in 2005. Sales are presently planned to be through the existing Marine Harvest sales organisation and channels.

Halibut

The production activities of this business are located in the Rogaland region in Norway and comprise primarily the converted salmon hatchery in Imsland as juvenile facility, the purchased Helland tank farm and the sea cage grow-out sites. Additionally there is a halibut hatchery located in R&qout;rvik, North Tr&qout;ndelag. There are also a small number of on-growing sites in Scotland which are being harvested out and discontinued over 2005/06.

Marine Harvest is present in all stages in life cycle from brood stock management to harvest. The planned capacity is 1800 tonnes per year in Norway with two new on-growing cage sites planned 2005/2006.

Yellowtail

The yellowtail farming industry in Japan has an established market with stable production. Marine Harvest’s yellowtail business is the only foreign company to get its own site in Japan (2003) located at Kamiura; capacity is 3600 tonnes; the business plan envisages utilization of the capacity. Additionally it has two contracted farms; approximately the same volumes as produced are in-sourced from ‘partner’ producers. There is also a processing alliance with Owase where harvested fish are ‘live-hauled’, processed and shipped fresh to market.

Schedule 3 (Part 2)

Australian Barramundi Activities

The Australian Barramundi Activities include the following activities:

This business comprises the Barramundi Fish Farming and Sales Business of Marine Harvest Australia.

The fish farming production activities are located in the Tiwi Islands, North of Darwin, Australia. The business was started Feb 2001with the first harvest May 2002. The current Production is approx. 1000 tonnes, site capacity approx. 3500MT and current cage capacity approx 1600 tonnes.

The product has a good market position in Australia where most sales are made, with additionally some exports to the US.

Schedule 3 (Part 3)	Stolt Cod and Halibut Activities

Cod

These activities are located in the region of Moere & Romsdal in Norway .  The cod business comprises an ongrowing site on land (they take in 5 gram fish and grow them up to 70-100 gram) and two sea sites. The annual production capacity on land is approximately 2, 5 million fish at 70-100 gram. From the two sea sites the expected harvest is approximately 300 tons in 2005 and 330 tons in 2006.

Halibut

These activities are located in the region of Moere & Romsdal in Norway. The site is land based, and designed particularly for production of halibut. It includes facilities for broodstock, nursery and ongrowing. It has a production capacity of approximately 275 tons per year, with a new on-growing cage site planned for 2005/2006.

Schedule 4	Constituent documents

Schedule 4 (Part 1)	Articles of Association

Articles of Association (Dutch)

Articles of Association (Unofficial English Translation)

Version dated

2-12-2004/27-4-2005

sa/pk/sa/mh

F:\Adam\Akten\akt2005\akt2005.rwc\74553079.bm3e.doc

UNOFFICIAL TRANSLATION

DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION

MARINE HARVEST N.V.

On the twenty-ninth day of April two thousand and five appears before me, Paul Klemann, notaris (civil-law notary) practising in Amsterdam:

Sabine Mandy Altena, kandidaat-notaris (candidate civil-law notary), employed by De Brauw Blackstone Westbroek N.V., a limited liability company, with corporate seat in The Hague, with address at: 2596 AL The Hague, the Netherlands, Zuid-Hollandlaan 7, at the office in Amsterdam, born in Sneek on the seventeenth day of August nineteen hundred and seventy-four.

The person appearing declares that on the thirty-first day of March two thousand and five the general meeting of shareholders of Marine Harvest N.V., a limited liability company, with its corporate seat in Amersfoort, the Netherlands, and address at: 3818 KC Amersfoort, the Netherlands, Prins Frederiklaan 4, resolved to amend the articles of association of this company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares that she amends the company’s articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

Name. Corporate seat.

Article 1.

The name of the company is: Marine Harvest N.V.

Its corporate seat is in Amersfoort.

Objectives.

Article 2.

2.1.          The objectives of the company are:

a.             the worldwide farming, processing, marketing and sale of fish and fish products;

b.             to participate in, to finance and administer companies, business enterprises and other business undertakings, to borrow moneys and to furnish moneys on loan and in general to enter into financial transactions, to furnish guarantees and to render services in the field of commerce and finance, to buy and sell promissory notes, to acquire, hold, dispose of or in any other way to deal with all kinds of participation and interests in other companies, business enterprises and other business undertakings;

c.             to develop and commercialise licences, copyrights, patents, designs, secret processor formulae, trademarks, know-how and other intellectual property rights and similar interests, to promote the selling and purchasing of - as well as the trade in - the aforementioned objectives, including the granting of the use of these objectives;

d.             to acquire royalties and other income connected with the activities as mentioned under c;

e.             to acquire, hold, exploit, lease, rent, turn to account, encumber, dispose of or in any other way utilise movables and immovables;

f.              to render services to other companies, including the promotion of communication with other companies;

g.             for purposes not related to the conduct of its business to make periodic payments for or towards pension or superannuation funds or other objectives;

h.             to perform all acts that are advisable, necessary, usual or related to the abovementioned objectives, which shall include but not be limited to all acts that relate to the management of, the acting in conjunction with, the participating in, the acquiring of or the merging or amalgamating with other business enterprises or companies with objectives equal or related to those that have been stated above.

2.2.          The company shall have the power to form and to acquire and to participate in any other trade, business or business enterprises having one or more objectives as specified in paragraph 2.1. herein or being related thereto or whose objectives are capable of being conducive, in whole or in part, to the promotion of one or more of the objectives specified in paragraph 2.1. herein.

2.3.          The company may not grant any loans, provide any collateral, guarantee the price, otherwise guarantee or otherwise bind itself jointly and severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its own capital or of depositary receipts issued therefor. The prohibition in the last sentence shall not apply if shares or depositary receipts are subscribed or acquired by employees of the company or of a group company.

2.4.          The objectives specified above shall be given the widest possible meaning.

Share capital and shares.

Article 3.

3.1.          The authorised share capital of the company amounts to two hundred twenty-five thousand euro (EUR 225,000). It is divided into two hundred twenty-five thousand (225,000) shares with a nominal value of one euro (EUR 1) each.

3.2.          The shares shall be in registered form and shall be numbered consecutively from 1 onwards.

3.3.          No share certificates shall be issued.

3.4.          If the aggregate amount of the issued share capital and the reserves required to be maintained by law is less than the minimum share capital as then required by law, the company must maintain a reserve up to an amount equal to the difference.

Issue of shares.

Article 4.

4.1.          Shares shall be issued pursuant to a resolution of the general meeting; the general meeting shall determine the price and further terms and conditions of the issue.

4.2.          The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.          Shares shall never be issued at a price below par.

4.4.          Shares shall be issued by notarial deed in accordance with the provisions set out in section 2:86 of the Civil Code.

4.5.          The company shall within eight days of the resolution of the general meeting to issue shares file the complete text of the resolution with the trade register.

4.6.          The company shall within eight days of each issue of shares, report the issue of shares to the trade register, stating the number and class.

4.7.          The company is not authorised to cooperate in the issue of depositary receipts for shares.

4.8.          The voting rights on shares may not be conferred on holders of a right of pledge on such shares.

4.9.          Shareholders may only be legal entities which are party to the shareholders agreement entered into by shareholders of the company dated the twenty-ninth day of April two thousand and five, as amended from time to time, as well as the company itself.

4.10.        If a shareholder no longer complies with the requirements referred to in paragraph 9 of this article, or if a person becomes a shareholder who does not comply with such requirements, he may no longer or not, as the case may be, exercise the right to attend meetings and voting rights attached to his shares and his right to dividend shall be suspended, provided however that if all shares are held by persons, who do not or do no longer comply with such requirements, they may nevertheless exercise their right to attend meetings and voting rights with respect to a proposal:

a.             to amend the articles of association, so that the requirements, stated in paragraphs 9 up to and including 11 of this article and the articles 20 and 21 shall be deleted; or

b.             to dissolve the company.

4.11.        On the proposal of the managing board, the general meeting may adopt a resolution with a majority of ninety percent in a meeting in which the entire share capital is present or represented, to irrevocably exempt one or more persons named in a resolution to that effect from the requirements referred to in paragraph 9.

4.12.        The managing board shall have the power, without the approval of the general meeting, subject to the approval of the supervisory board to enter into agreements as referred to in section 2:94 of the Civil Code.

Payment for shares.

Article 5.

5.1.          Shares shall only be issued against payment in full.

5.2.          Payment must be made in cash, providing no alternative contribution has been agreed.

5.3.          Payment in cash may be made in a foreign currency, subject to the company’s consent.

Pre-emptive rights.

Article 6.

6.1.          Upon issue of shares against payment in cash, each shareholder shall have a pre-emptive right in proportion to the aggregate nominal amount of his shares, subject to the provisions of paragraph 6.3. herein. A shareholder shall have no pre-emptive right in respect of shares issued to employees of the company or of a group company.

Should a shareholder who is entitled to a pre-emptive right not or not fully exercise such right, the other shareholders shall be similarly entitled to pre-emptive rights in respect of those shares which have not been claimed.

If the latter collectively do not or do not fully exercise their pre-emptive rights, then the general meeting shall be free to decide to whom the shares which have not been claimed shall be issued and such issue may be made at a higher price.

6.2.          Upon issue of shares against contribution-in-kind, holders of such shares have no pre-emptive rights unless the general meeting declares the pre-emptive right applicable in respect of a specific issue. In that case, the provisions of this article shall equally apply to the shares to be issued.

6.3.          Pre-emptive rights may be limited or excluded by the general meeting. The limitation or exclusion proposal shall contain a written explanation of the reasons for the proposal and the selection of the intended issue price.

6.4.          If less than fifty percent of the issued capital is represented at the meeting, a majority of at least two-thirds of the votes cast shall be required for a resolution of the general meeting to limit or exclude the pre-emptive rights.

6.5.          The company shall within eight days of a resolution of the general meeting to limit or exclude the pre-emptive rights file the complete text of the resolution with the trade register.

6.6.          Pre-emptive rights may not be separately disposed of.

6.7.          If pre-emptive rights exist in respect of an issue of shares, the general meeting shall determine, with due observance of the provisions set out in this article and simultaneously with the resolution to issue shares, the manner in which and the period within which such pre-emptive rights may be exercised. Such period shall be at least four weeks as of the date the notification referred to in paragraph 6.8. herein is sent.

6.8.          The company shall notify all shareholders of an issue of shares in respect of which pre-emptive rights exist and of the period of time within which such rights may be exercised.

6.9.          This article shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

Acquisition and disposal of shares.

Article 7.

7.1.          Subject to authorisation by the general meeting, the managing board may cause the company to acquire fully paid-up shares in its own share capital for a consideration, provided that:

a.             the company’s equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

b.             the aggregate par value of the shares in its share capital to be acquired, held or held in pledge by the company or held by a subsidiary does not exceed ten percent of the issued share capital.

The validity of the acquisition shall be determined on the basis of the company’s equity as shown by the most recently adopted balance sheet, minus the acquisition price for shares in the company’s share capital and any distribution out of profits or reserves to other persons which have become due by the company and its subsidiary companies after the balance sheet date. No acquisition pursuant to this paragraph shall be allowed if a period of more than six months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.2.          Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, with the exception that such disposal may be made at a price below par.

7.3.          If depositary receipts for shares in the company have been issued, such depositary receipts for shares shall be put on par with shares for the purpose of the provisions of paragraph 7.1. herein.

7.4.          In the general meeting no votes may be cast in respect of a share held by the company or a subsidiary company; no votes may be cast in respect of a share the depositary receipt for which is held by the company or a subsidiary company.

When determining to what extent the shareholders cast votes, are present or represented or to what extent the share capital is provided or represented, no account shall be taken of shares which are not entitled to voting rights pursuant to the preceding provisions.

7.5.          Shares which the company holds in its own share capital shall not be counted when determining the division of the amount to be distributed on shares.

Reduction of share capital.

Article 8.

8.1.          Upon the proposal of the supervisory board, the general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment of the articles of association.

8.2.          Cancellation of shares can only apply to shares which are held by the company itself or to shares for which the company holds depositary receipts.

8.3.          Reduction of the par value of shares without repayment or partial repayment on shares shall be effected pro rata with respect to all shares. The pro rata requirement may be waived with the consent of all shareholders.

8.4.          The notice of a general meeting at which a resolution referred to in this article is to be adopted shall include the purpose of the reduction of the share capital and the manner in which such reduction shall be effectuated. The resolution to reduce the share capital shall specify the shares to which the resolution applies and shall describe how such a resolution shall be implemented.

The company shall file a resolution to reduce the issued share capital with the trade register and shall publish such filing in a national daily newspaper.

Shareholders register.

Article 9.

9.1.          The managing board shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating the date on which they acquired the shares, the number of shares held by each of them, the date of acknowledgement or service, as well as the amount paid up on each share and any other information that must be recorded under the law.

9.2.          The names and addresses of those with a right of usufruct or a pledge on the shares shall also be recorded in the register, stating the date on which they acquired the right, and the date of acknowledgment and service.

9.3.          The register shall be kept accurate and up to date by the managing board.

9.4.          Upon request and at no cost, the managing board shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share. If a share is encumbered with a right of usufruct or a right of pledge, the extract shall specify that the shareholder is entitled to the voting rights pertaining to such share and that the holder of the right of usufruct or the holder of the right of pledge is not entitled to the rights conferred by law on holders of depositary receipts for shares issued with the cooperation of a company.

9.5.          The managing board shall make the register available at the office of the company for inspection by the shareholders.

Article 10.

Each shareholder, holder of a right of usufruct and holder of a right of pledge shall provide his address to the managing board.

Joint holding.

Article 11.

If shares are included in a joint holding, the joint participants may only be represented vis-à-vis the company by a person who has been designated by them in writing for that purpose. The joint participants may also designate more than one person.

The joint participants may determine at the time of the designation of the representative or thereafter - but only unanimously - that, if a joint participant so wishes, a number of votes corresponding to his interest in the joint holding will be cast in accordance with his instructions.

Any person so designated must comply with the requirements referred to in article 4 paragraph 9.

Notices of meetings and notifications.

Article 12.

12.1.        Notices of meetings and notifications shall be given by registered or regular letter or by bailiff’s writ.

Notices of meetings and notifications to shareholders shall be sent to the addresses most recently provided to the managing board. Notifications by shareholders to the managing board or to the supervisory board shall be sent to the office of the company.

12.2.        The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for the registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

12.3.        Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

Transfer of shares.

Article 13.

Any transfer of shares or of a right of usufruct on shares or the creation or release of a right of usufruct or of a right of pledge on shares shall be effected by notarial deed in accordance with the provisions set out in section 2:86 of the Civil Code.

Save in the event that the company is a party to the transaction the rights attached to the shares may only be exercised after:

a.             the company has acknowledged the transaction;

b.             the deed has been served upon the company; or

c.             the company has acknowledged the transaction on its own initiative by recording the same in the shareholders’ register,

all in accordance with the provisions set out in sections 2:86a and 2:86b of the Civil Code.

Restrictions on the transfer of shares.

Article 14.

14.1.        A transfer of shares - with the exception of a transfer by the company of shares which it has acquired in its own share capital - may only take place with due observance of the following paragraphs of this article and of articles 15 up to and including 20.

14.2.        A shareholder who wishes to transfer one or more shares, hereinafter also to be referred to as: the offeror, shall first offer such shares to the other shareholders who shall then have a pre-emptive right to purchase these shares as described hereinafter, unless the general meeting has adopted a resolution with a majority of ninety percent in a meeting in which the entire share capital is present or represented, to grant its approval to a transfer of shares. If the company holds shares in its own share capital, it shall only have a pre-emptive right, if the offeror, when making the notification referred to in article 15 explicitly consents thereto.

Notification.

Article 15.

The offeror shall offer the shares he wishes to transfer by notification to the managing board.

In that notification he shall state the number of shares he wishes to transfer and the particulars of those shares.

Within ten days after such notification the managing board shall notify the other shareholders setting out the contents of the offer.

Purchase price.

Article 16.

16.1.        Following the notification to the other shareholders referred to in the last sentence in article 15, the offeror and the other shareholders shall in good faith negotiate a monetary value of the shares offered.

16.2.        If, within twenty days of the beginning of such negotiations as referred to in the above paragraph the offeror and the other shareholders are unable to agree such monetary value, the offeror and the other shareholders shall consult with each other about the designation of an independent investment bank, who shall determine the price which shall equal the value of the shares concerned, by a decision binding on all parties; the shareholders may exercise their pre-emptive right at the price so determined.

16.3.        If such an investment bank has not been designated jointly by the shareholders and the offeror within thirty days after the notification, referred to in the last sentence of article 15, the designation shall be made by the president of the Chamber of Commerce and Industry in the district in which the company is registered at the request of the party who is first to take action or the managing board.

16.4.        The managing board and the shareholders shall provide the independent investment bank with any information he requests. The cost of determining the price shall be borne by the shareholders in equal proportions.

16.5.        The independent investment bank shall notify the managing board of such price.

Within ten days of this notification, the managing board shall notify the offeror and all other shareholders of the price determined by the independent investment bank.

Offer period.

Article 17.

17.1.        Within ten days of the notification, referred to in article 16, paragraph 5, hereinafter referred to as offer period, a shareholder, who wishes to exercise his pre-emptive right, hereinafter referred to as prospective purchasers, shall inform the managing board how many shares he wishes to purchase, failing which his pre-emptive right shall lapse.

17.2.        Within ten days after expiry of the offer period, the managing board shall notify the offeror whether there are prospective purchasers and, if so, how many and which shares have been allotted and to whom.

Revocation of offer.

Article 18.

18.1.        If there are prospective purchasers for all offered shares, the offeror may revoke his offer in its entirety within one month after the notification, referred to in article 17 paragraph 2, by notification to the managing board; in that case he shall not be entitled to transfer the shares.

18.2.        Within ten days the managing board shall notify the prospective purchasers of a notification, as referred to in paragraph 1.

Sale to shareholders.

Article 19.

19.1.        If there are prospective purchasers for all offered shares and the offeror has not revoked his offer, a purchase agreement shall be deemed to have been entered into in respect of all offered shares and the offeror shall be required to transfer the shares within ten days after expiry of the period of one month as referred to in article 18 paragraph 1 and the prospective purchasers shall be required to pay simultaneously the price of the shares in cash to the offeror.

19.2.        If the prospective purchasers wish to exercise their pre-emptive rights in respect of more shares than are available to them, the available shares shall be divided amongst them in proportion to the number of shares owned by them, provided that no-one shall be allotted more shares than the number of shares he has applied for.

19.3.        If the offeror defaults to transfer to a prospective purchaser within the period as referred to in paragraph 1, the company shall have authority to effect the transfer and shall be required to do so within ten days after the prospective purchaser has made a request to the company to that effect.

Transfer to a third party.

Article 20.

If there are no prospective purchasers for all offered shares, the offeror may freely transfer the offered shares, but only those shares, during three months after the notification referred to in article 17 paragraph 2, provided that the price shall not be less than the price determined by the independent investment bank and that the acquiring shareholder will be a person who complies with the requirements referred to in article 4, paragraph 9. The offeror shall provide the managing board with information and evidence for the purpose of determining whether the previous sentence is complied with.

If the offeror can not find a purchaser who complies with the requirements referred to in article 4, paragraph 9, the managing board shall designate within thirty days one or more prospective purchasers who have stated in writing that they are willing to purchase between them all offered shares for the price determined by the independent investment bank. If the managing board fails to designate such prospective purchasers, the offeror may freely transfer the offered shares, but only those shares, during three months after the period referred to in the latter sentence, provided that the price shall not be less than the price determined by the independent investment bank. If the purchaser, as referred to in this paragraph, does not comply with the requirements referred to in article 4, paragraph 9, he shall irrevocably be released from the provisions of article 4, paragraph 9 and 10 and article 21.

Article 21.

Shares deemed to be offered.

Shares held by a shareholder who does not or does no longer comply with the requirements referred to in article 4, paragraph 9 shall be deemed offered within the meaning of article 14 paragraph 2. Article 14 paragraph 2 and the articles 15 up to and including 20 equally apply subject, however, to the following modifications:

a.                                       the shareholder may not withdraw his offer;

b.                                      the notification referred to in article 15 means the notification by the managing board to the other shareholders that a shareholder does not or does no longer comply with the requirements stated in article 4, paragraph 9;

c.                                       if there are no prospective shareholders for all offered shares, the shareholder who does not or no longer comply with the requirements referred to in article 4, paragraph 9 shall irrevocably be released from the provisions of article 4, paragraph 9 and 10 and this article.

Management. Supervision on management.

Article 22.

22.1.        The company shall be managed by a managing board, under the supervision of a supervisory board. The managing board shall consist of at least two members and the supervisory board shall consist of four members. Subject to the provision of the latter sentence, the general meeting shall determine the number of members of the managing board. A legal entity may not be appointed as a member of the managing board or as a member of the supervisory board.

22.2.        Members of the managing board, upon nomination of the supervisory board, and members of the supervisory board shall be appointed by the general meeting.

The general meeting may at any time suspend and dismiss members of the managing board and members of the supervisory board.

The supervisory board may at any time suspend a member of the managing board.

22.3.        Together with a nomination for the appointment of a member of the supervisory board the following information shall be given in respect of the candidate: his age, his profession, the number of shares in the share capital of the company held by him and the positions he holds or held insofar as relevant to the fulfilment of the duties as a member of the supervisory board. Furthermore mention shall be made of the legal entities for which he serves as a member of the supervisory board whereby, in case legal entities are included which belong to the same group, it shall be sufficient to mention such group.

The nomination for the appointment of a member of the supervisory board shall include the reasons.

22.4.        If either the general meeting or the supervisory board has suspended a member of the managing board, or if the general meeting has suspended a member of the supervisory board, the general meeting shall within three months after the suspension has taken effect resolve either to dismiss such member of the managing board or member of the supervisory board, or to terminate or continue the suspension, failing which the suspension shall lapse.

A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three months commencing on the day the general meeting has adopted the resolution to continue the suspension.

If within the period of continued suspension the general meeting has not resolved either to dismiss the member of the managing board or member of the supervisory board concerned or to terminate the suspension, the suspension shall lapse.

A member of the managing board or a member of the supervisory board who has been suspended shall be given the opportunity to account for his actions at the general meeting and to be assisted by an adviser.

22.5.        In the event that one or more members of the managing board is/are prevented from acting or failing his presence, the remaining members of the managing board or the only remaining member of the managing board shall temporarily be in charge of the management.

In the event that all members of the managing board are or the only member of the managing board is prevented from acting or failing their/his presence, the supervisory board shall temporarily be in charge of the management; in such case the supervisory board shall be authorised to designate one or more temporary members of the managing board.

Failing any member of the managing board the supervisory board shall take the necessary measures as soon as possible in order to have a definitive arrangement made.

Remuneration.

Article 23.

23.1.        The policy regarding the remuneration of the members of the managing board will be adopted by the general meeting.

23.2.        The remuneration of members of the managing board will, with due observance of the policy as referred to in paragraph 1., be determined by the supervisory board.

23.3.        The supervisory board will submit for approval to the general meeting a proposal regarding the arrangements for the remuneration of members of the managing board in the form of shares or rights to acquire shares. This proposal shall include at least how many shares or rights to acquire shares may be awarded to the members of the managing board and which criteria apply to an award or a modification. The absence of the approval of the general meeting shall not invalidate the representative authority of the supervisory board.

Managing board.

Article 24.

24.1.        Each year, the managing board shall prepare a business plan and budget, subject to the approval of the supervisory board.

24.2.        With due observance of these articles of association, the managing board may adopt rules governing its internal proceedings. Furthermore, the members of the managing board may divide their duties among themselves, whether by rules or otherwise. The managing board may appoint a secretary of the managing board, who does not necessarily have to be a member of the managing board.

24.3.        The managing board shall meet whenever a member of the managing board so requires. Meetings of the managing board may be held by telephone conference communications, provided that all participating members of the managing board can hear each other simultaneously. The managing board shall adopt its resolutions by an absolute majority of votes cast. Each member of the managing board shall have one vote.

In a tie vote, to the extent legally permissible, the chairman of the managing board shall have a casting vote.

24.4.        The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and all members of the managing board have expressed themselves in favour of the proposal concerned. Such resolutions shall be recorded in the minute book of the managing board kept by the managing board or the secretary of the managing board; the documents in evidence of the adoption of such resolutions shall be kept with the minutes book.

24.5.        Without prejudice to any other applicable provision of these articles of association, the managing board shall require the approval of the general meeting for resolutions of the managing board regarding a significant change in the identity or nature of the company or the enterprise, including in any event:

a.                                       the transfer of the enterprise in its entirety or almost all of the enterprise in its entirety to a third party;

b.                                      to conclude or cancel any long-lasting co-operation by the company or a subsidiary with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership, provided that such co-operation or the cancellation thereof is of essential importance to the company;

c.                                       to acquire or dispose of a participating interest in the capital of a company with a value of at least one-third of the sum of the assets according to the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of the company, by the company or a subsidiary.

24.6.        The supervisory board may adopt resolutions pursuant to which clearly specified resolutions of the managing board require the approval of the supervisory board.

24.7.        The general meeting may adopt resolutions pursuant to which clearly specified resolutions of the managing board require the approval of the general meeting.

Representation.

Article 25.

25.1.        The managing board is authorised to represent the company. The company may also be represented by each member of the managing board individually.

25.2.        If a member of the managing board, acting in his personal capacity, enters into an agreement with the company or conducts any litigation against the company, the company may, with due observance of the provisions of the first paragraph, be represented in that matter either by the other members of the managing board or by a member of the supervisory board to be designated by the supervisory board, unless the general meeting designates a person for that purpose or the law provides for the designation in a different manner. Such person may also be the member of the managing board in respect of whom there is a conflict of interest.

If a member of the managing board has a conflict of interest with the company other than as referred to in the first sentence of this paragraph, he as well as the managing board or the other members of the managing board shall have the power to represent the company, with due observance of the provisions of the first paragraph.

Authorised signatories.

Article 26.

The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company (“procuratie”) or grant in a different manner the power to represent the company on a continuing basis. The managing board may also grant such titles as it may determine to persons as referred to in the preceding sentence, as well as to other persons, but only if such persons are employed by the company.

Supervisory board.

Article 27.

27.1.        Supervision of the policies of the managing board and of the general course of the company’s affairs and its business shall be exercised by the supervisory board. The supervisory board shall support the managing board with advice. In fulfilling their duties the members of the supervisory board shall serve the interests of the company and its business. The managing board shall in due time provide the supervisory board with the information it needs to carry out its duties. At least once per year, the managing board shall inform the supervisory board in writing in respect of the principles of the strategic policy, the general and financial risks and the management and control system of the company.

27.2.        The supervisory board shall appoint a secretary, either from among its members or elsewhere.

Furthermore, the supervisory board may appoint and remove, from time to time, one or more of its members as delegate supervisory director in charge of communicating with the managing board on a regular basis. They shall report their findings to the supervisory board and shall keep the supervisory board adequately informed. The offices of the chairman of the supervisory board and delegate supervisory director are compatible.

27.3.        With due observance of these articles of association, the supervisory board may adopt rules governing the division of its duties among its various members.

27.4.        The supervisory board may decide, form time to time, that one or more of its members shall have access to all premises of the company and shall be authorised to examine all books, correspondence and other records and to be fully informed of all actions which have taken place, or may decide that one or more of its members shall be authorised to exercise a portion of such powers. They shall report their findings to the supervisory board and shall keep the supervisory board adequately informed.

Article 28.

28.1.        The supervisory board shall meet whenever one of its members so requests. Meetings of the supervisory board may be held by telephone conference communications, provided that all participating members of the supervisory board can hear each other simultaneously. Each member of the supervisory board shall have one vote. The supervisory board shall adopt its resolutions by an absolute majority of votes cast. The chairman of the supervisory board shall not have a casting vote in the event of a tie vote.

28.2.        The supervisory board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and provided that all members of the supervisory board have expressed themselves in favour of the proposal concerned.

Such resolutions shall be recorded in the minute book of the supervisory board kept by the secretary of the supervisory board; the documents in evidence of the adoption of such resolutions shall be kept with the minutes book.

28.3.        The members of the managing board shall attend the meetings of the supervisory board, if invited to do so, and they shall provide in such meetings all information required by the supervisory board.

28.4.        At the expense of the company, the supervisory board may obtain such advice from experts as the supervisory board deems desirable for the proper fulfilment of its duties.

28.5.        If there is only one member of the supervisory board in office, such member of the supervisory board shall have all rights and obligations granted to and imposed on the supervisory board and the chairman of the supervisory board by law and by these articles of association.

General meetings.

Article 29.

29.1.        The annual general meeting shall be held within six months after the end of each financial year.

29.2.        The agenda for this meeting shall in any case include the following items:

a.                                       the discussion of the managing board’s written annual report concerning the company’s affairs and the management as conducted;

b.                                      the adoption of the annual accounts and - with due observance of the provisions of article 36 - the allocation of profits;

c.                                       the discharge of members of the managing board from liability for their management during the last financial year;

d.                                      the discharge of members of the supervisory board from liability for their supervision of the management of the managing board during the last financial year; and

e.             any other items put forward by any shareholder, the managing board and/or the supervisory board.

The items referred to above need not be included on the agenda if the period for preparing the annual accounts and presenting the annual report has been extended or if the agenda includes a proposal to that effect.

At the annual general meeting, any other items that have been put on the agenda in accordance with article 30 paragraph 2 will be dealt with.

29.3.        A general meeting shall be convened whenever the managing board or the supervisory board considers appropriate.

In addition a general meeting shall be convened as soon as one or more persons, together entitled to cast at least one-tenth of the total number of votes that may be cast, so request the managing board and the supervisory board, stating the items to be discussed.

Article 30.

30.1.        General meetings shall be held in the municipality where the company has its corporate seat or in Amsterdam or at Schiphol.

Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented.

30.2.        Shareholders shall be given notice of the general meeting by the managing board, the supervisory board or by any shareholder entitled to cast at least one-tenth of the total number of votes that may be cast. If in the event as referred to in the second sentence of article 29 paragraph 3, neither a member of the managing board nor a member of the supervisory board convenes the meeting such that the meeting is held within four weeks of the request, any of the persons requesting the meeting shall be authorised to convene the same with due observance of that provided in these articles of association.

The notice shall specify the items to be discussed.

30.3.        Notice shall be given not later than on the fifteenth day prior to the date of the meeting.

If the notice period was shorter or if no notice was sent, no valid resolutions may be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the notice of meeting or in a supplementary notice sent with due observance of the notice period.

Article 31.

31.1.        The general meeting shall be chaired by the chairman of the supervisory board. If the chairman of the supervisory board is absent the general meeting shall appoint its chairman. The chairman shall designate the secretary.

31.2.        Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned.

31.3.        The chairman of the meeting and furthermore each member of the managing board, each member of the supervisory board and the persons who convened the meeting in accordance with article 29 paragraph 3 may at any time give instructions that a notarial record be prepared at the expense of the company.

31.4.        The managing board keeps record of the resolutions made. The records of the resolutions and minutes book shall be kept at the offices of the company. Upon request each shareholder shall be allowed to inspect such record and/or to be provided with a copy or an extract of such record at no more than the actual costs.

Article 32.

32.1.        Each share confers the right to cast one vote at the general meeting.

Blank votes and invalid votes shall be regarded as not having been cast.

32.2.        Unless otherwise prescribed in these articles of association or by mandatory law, resolutions shall be adopted by an absolute majority of votes cast.

32.3.        The chairman shall determine the manner of voting provided, however, that if any person present who is entitled to vote so requires, voting in respect of the appointment, suspension and dismissal of persons shall take place by means of sealed and unsigned ballots.

32.4.        In a tie vote concerning the appointment of persons, no resolution shall have been adopted.

In a tie vote concerning other matters, the proposal shall have been rejected, without prejudice to the provisions of article 36 paragraph 2.

32.5.        Shareholders may be represented at a meeting by a proxy authorised in writing.

32.6.        Members of the managing board and members of the supervisory board are authorised to attend general meetings and as such they have an advisory vote at the general meetings.

Article 33.

33.1.        Shareholders may adopt any resolutions which they could adopt at a meeting, without holding a meeting. The members of the managing board and the members of the supervisory board are given the opportunity to advise regarding such resolution, unless in the circumstances it is unacceptable according to criteria of reasonableness and fairness to give such opportunity.

A resolution to be adopted without holding a meeting shall only be valid if all shareholders entitled to vote have cast their votes in writing, by cable, by telex or by telefax in favour of the proposal concerned.

Those shareholders shall forthwith notify the managing board and the chairman of the supervisory board of the resolution so adopted.

33.2.        A resolution as referred to in paragraph 1 shall be recorded in the minutes book of the general meeting by the chairman of the supervisory board; at the next general meeting the entry shall be read out by the chairman of that meeting. Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minutes book of the general meeting and as soon as the resolution has been adopted, all shareholders shall be notified thereof.

Financial year. Annual accounts.

Article 34.

34.1.        The financial year shall coincide with the calendar year.

34.2.        Annually, within five months after the end of each financial year - subject to an extension of such period not exceeding six months by the general meeting on the basis of special circumstances - the managing board shall prepare annual accounts. The annual accounts shall be accompanied by the auditor’s statement, referred to in article 35, by the annual report and by the additional information referred to in section 2:392 subsection 1 of the Civil Code, insofar as these provisions apply to the company.

The annual accounts shall be signed by all members of the managing board and by all members of the supervisory board; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

34.3.        The company shall ensure that the annual accounts as prepared, the annual report and the additional information referred to in paragraph 2 shall be available at the office of the company as of the date of the notice of the general meeting at which they are to be discussed.

The shareholders may inspect the above documents at the office of the company and obtain a copy thereof at no cost.

34.4.        If the general meeting has been unable to review the auditor’s statement, the annual accounts may not be adopted, unless the additional information referred to in paragraph 2 second sentence, mentions a legal ground why such certificate is lacking.

34.5.        If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available to the shareholders at no cost.

Auditor.

Article 35.

35.1.        The company gives an assignment to an auditor as referred to in section 2:393 of the Civil Code, to audit the annual accounts prepared by the managing board in accordance with subsection 3 of such section.

The general meeting shall be authorised to give the assignment referred to above. If the general meeting fails to do so, then the supervisory board shall be so authorised, or the managing board if temporarily no member of the supervisory board is in office or if the supervisory board fails to give such assignment.

The assignment given to the auditor may be revoked at any time by the general meeting and by the corporate body which has given such assignment; furthermore, the assignment given by the managing board may be revoked by the supervisory board.

The auditor shall report on his audit to the supervisory board and the managing board and shall issue a certificate containing its results.

35.2.        The managing board as well as the supervisory board may give assignments to the auditor or any other auditor at the expense of the company.

Profit and loss.

Article 36.

36.1.        Distribution of profits pursuant to this article shall be made following the adoption of the annual accounts which show that such distribution is allowed.

36.2.        Profits generated by the company will be placed on reserve, unless the general meeting upon the proposal made by the managing board as approved by the supervisory board resolves to distribute the profits. In a tie vote regarding a proposal to distribute or to place profits on reserve, the profits concerned shall be placed on reserve.

36.3.        The company may only make distributions to shareholders and other persons entitled to distributable profits to the extent that its equity exceeds the total amount of its issued share capital and the reserves to be maintained pursuant to the law.

36.4.        A loss may only be applied against reserves maintained pursuant to the law to the extent permitted by law.

Article 37.

37.1.        Dividends shall be due and payable four weeks after they have been declared, unless the general meeting determines another date on the proposal of the managing board.

37.2.        Dividends which have not been collected within five years of the start of the second day on which they became due and payable shall revert to the company.

37.3.        The general meeting may resolve that dividends shall be distributed in whole or in part in a form other than cash.

37.4.        Without prejudice to article 36 paragraph 3 the general meeting may resolve to distribute all or any part of the reserves upon the proposal made by the managing board as approved by the supervisory board.

37.5.        Without prejudice to article 36 paragraph 3 interim distributions shall be made if the general meeting so determines on the proposal of the managing board.

Liquidation.

Article 38.

38.1.        If the company is dissolved pursuant to a resolution of the general meeting, the members of the managing board shall become the liquidators of its property, under the supervision of the supervisory board, if and to the extent the general meeting shall not appoint one or more other liquidators.

38.2.        The general meeting shall determine the remuneration of the liquidators and of the persons charged with the supervision of the liquidation.

38.3.        The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

38.4.        The balance of the assets of the company remaining after all liabilities have been paid shall be distributed among the shareholders in proportion to the par value of their shareholdings.

38.5.        After the company has ceased to exist, its books, records and other data carriers shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

Transitional provision.

Article 39.

The first financial year ends on the thirty-first day of December two thousand and five.

This article shall cease to have effect after expiry of the first financial year.

The required ministerial declaration of no-objection was granted on the seventh day of April two thousand and four, number N.V. 1.297.827.

The ministerial declaration of no-objection and a document in evidence of the resolutions, referred to in the heading of this deed, are attached to this deed.

In witness whereof the original of this deed which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the heading of this deed.

Having conveyed the substance of the deed and given an explanation thereto and following the statement of the person appearing that she has taken note of the contents of the deed and agrees with the same, this deed is signed, immediately after reading those parts of the deed which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris.

(signed): S.M. Altena, R.W. Clumpkens.

Schedule 4 (Part 2)             Managing Board Rules

MANAGING BOARD RULES

MARINE HARVEST N.V.

These rules (“Rules”) were adopted by the Managing Board of Marine Harvest N.V. on 29 April 2005.

Article 1

Status and contents of the rules

1.1.          These Rules have been drawn up pursuant to article 24.2 of the Company’s Articles of Association and are complementary to the rules and regulations (from time to time) applicable to the Managing Board under Dutch law and the Company’s Articles of Association.

1.2.          Where these Rules are inconsistent with Dutch law or the Company’s Articles of Association, the law or, as the case may be, the Articles of Association shall prevail. Where these Rules conform to the Articles of Association but are inconsistent with Dutch law, the latter shall prevail. If one or more provisions of these Rules are or become invalid, this shall not affect the validity of the remaining provisions. The Managing Board shall replace the invalid provisions by those which are valid and the effect of which, given the contents and purpose of these Rules, is to the greatest extent possible similar to that of the invalid provisions.

1.3.          In its resolution adopted on 29 April 2005, the Managing Board unanimously declared that:

a)                                       it will comply with, and be bound by the obligations arising from, these Rules to the extent that they apply to it and its members;

b)                                      on appointment of new members it will cause such members to issue a declaration as referred to in a) above.

1.4.          Defined terms used herein and not otherwise defined herein have the meaning attributed to them in the shareholders agreement entered into between Nutreco Holding N.V., Stolt Sea Farm Investments B.V. and Stolt-Nielsen S.A., dated 29 April 2005 (“Shareholders Agreement”).

Article 2

Responsibilities of the Managing Board

2.1           The Managing Board Members shall be collectively responsible for the Company’s management, the general affairs of the Company’s business and the general affairs of the JV Group and in particular for the day-to-day running of the business of the Company in accordance with the Business Plan and the Budget.

2.2           The Managing Board Members may divide their tasks by mutual consultation.

In case of absence of a Managing Board Member, his/her duties and powers shall be carried out by another Managing Board Member to be designated by the Managing Board. In case of long-term absence, the Supervisory Board shall be notified of such designation.

2.3           Each Managing Board Member shall have the right to receive from other Managing Board Members and from employees any information about matters which he/she may deem useful or appropriate in connection with his/her collective responsiblity for the Company’s management. He/she must consult with the other Managing Board Members if the implementation of his/her duties affects the implementation of the duties of the other Managing Board Members or if the significance of the matter requires consultation with the other Managing Board Members.

2.4           In discharging its duties, the Managing Board shall be guided by the interests of the Company and its business; it shall take into account the relevant interests of all those involved in the Company (including the Company’s shareholders). The Managing Board is responsible for the quality of its own performance.

2.5           The Managing Board shall under the Supervisory Board’s supervision be responsible for setting up and maintaining internal procedures ensuring that the Managing Board is aware of all important financial information, in order to safeguard timely, complete and accurate external financial reporting. To that effect, the Managing Board shall ensure that the financial information from the JV Group is reported directly to it and that the integrity of the information is not affected.

Article 3

Composition, expertise and independence of the Managing Board

3.1           The Managing Board consists of at least two members.

3.2           The Managing Board shall have a Chairman who shall ensure the proper functioning of the Managing Board as a whole. In addition, the Managing Board shall have one member specifically in charge of the company’s financial affairs.

3.3           The Managing Board may appoint a Secretary of the Managing Board, who does not necessarily have to be a Managing Board Member.

3.4           The Managing Board shall function independently from any instructions by third parties outside the Company.

Article 4

Managing Board meetings (agenda, teleconferencing, attendance, minutes) and resolutions

4.1           The Managing Board shall meet whenever a Managing Board Member so requires. The meetings shall generally be held at the offices of the Company, but may also take place elsewhere. In addition, meetings may be held by telephone or videoconference provided that all participants can hear each other simultaneously.

4.2           The Managing Board Chairman, and in his absence his deputy, shall chair the meeting. If both are absent, the meeting shall appoint one of the Managing Board Members as chairman of the meeting.

4.3           The meetings shall be convened in due time by the Managing Board Chairman. Any other Managing Board Member may request that the Managing Board Chairman convenes a meeting.

4.4           The Managing Board Chairman shall determine the agenda of each meeting. Other Managing

Board Members may submit to the Managing Board Chairman items to be discussed in the meeting. An item to be discussed which has not been submitted on time or is not supported by sufficient documentation shall not be placed on the agenda.

4.5           At the request of a Managing Board Member and with the agreement of the majority of other Managing Board Members, urgent matters may be discussed immediately or in an additional meeting.

4.6           Resolutions of the Managing Board shall be decided by absolute majority of the votes cast at meetings of the Managing Board and each Managing Board Member shall have 1 (one) vote. In the event of an equality of votes, to the extent legally permissible, the Managing Board Chairman shall have a casting vote.

4.7           The Managing Board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable, by telex or by telefax and provided that all Managaing Board Members have expressed themselves in favour of the proposal concerned, and provided that members who have a conflict of interests as referred to in article 5 shall not participate in the voting. Such resolution shall be recorded in the minute book of the Managing Board. The documents in evidence of the adoption shall be kept wih the minute book.

4.8           The secretary of the Managing Board Member shall keep minutes of the meeting, which minutes shall be adopted in the next meeting. Adopted minutes shall be evidence of the proceedings. A copy of the minutes shall be sent to the Supervisory Board Chairman.

4.9           Subject to article 1.2 and the fiduciairy duties of the Managing Board Members, each Managing Board Member shall compy with any obligation expressed to be applicable to him/her in these Rules, the Company’s Articles of Association and the Shareholders Agreement and shal use his/her reasonable endeavours to ensure that the Company complies with the relevant provisions of the Shareholders Agreement.

Article 5

Conflict of interests

5.1          A Managing Board Member shall not participate in the discussions and/or decision-taking process on a subject or transaction in relation to which he/she has a (potential) conflict of interest with the Company within the meaning of article 5.2.  Such transaction, if approved, must be concluded on terms at least customary in the sector concerned and be approved by the Supervisory Board.

5.2           A Managing Board Member shall in any event have a conflict of interests (“conflict of interests”) if:

a)                                      he/she, acting in his/her personal capacity, enters into an agreement with the Company or any of its subsidiaries or conducts any litigation against the Company or any of its subsidiaries; or

b)                                     his/her spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree enters into an agreement or is involved in litigation referred to in a) above.

5.3.          Each Managing Board Member shall immediately report any potential conflict of interests concerning a Managing Board Member to the Supervisory Board Chairman and to the other Managing Board Members. A Managing Board Member with such (potential) conflict of interests must provide the Supervisory Board Chairman and the other Managing Board Members with all information relevant to the conflict, including information relating to his/her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree). In all circumstances the Supervisory Board Chairman will determine whether a reported (potential) conflict of interests qualifies as a conflict of interests to which article 5.1 applies.

Article 6

Information, relationship with the Supervisory Board

The Managing Board shall timely provide the Supervisory Board with information (if possible, in writing) on all facts and developments concerning the Company which the Supervisory Board may need to function as required and to properly carry out its duties.

Article 7

Confidentiality

Managing Board Members shall treat all information and documentation acquired within the framework of their position as Managing Board Member with the necessary discretion and, in the case of classified information, with the appropriate secrecy. Classified information shall not be disclosed outside the Supervisory Board or Managing Board, made public or otherwise made available to third parties, even after resignation from the Managing Board, unless it has been made public by the Company or it has been established that the information is already in the public domain.

Article 8

Non-compliance, amendment

8.1           Without prejudice to the provisions of article 1.2, the Managing Board may occasionally decide at its sole discretion, taking into account their fiduciary duties, not to comply with and adhere to these rules pursuant to a Managing Board resolution to that effect.

8.2           These Rules may be amended by resolution of the Managing Board.

Article 9

Governing law

These Rules shall be governed by and construed in accordance with the law of the Netherlands.

Schedule 4 (Part 3)             Supervisory Board Rules

SUPERVISORY BOARD RULES

MARINE HARVEST N.V.

These rules (“Rules”) were adopted by the Supervisory Board of Marine Harvest N.V. on 29 April 2005.

Article 1

Status and contents of the rules

1.1.          These Rules are issued pursuant to article 27.3 of the Company’s Articles of Association and are complementary to the rules and regulations (from time to time) applicable to the Supervisory Board under Dutch law or the Company’s Articles of Association.

1.2.          Where these Rules are inconsistent with Dutch law or the Company’s Articles of Association, the latter shall prevail. Where these Rules conform to the Company’s Articles of Association but are inconsistent with Dutch law, the latter shall prevail. If one or more provisions of these Rules are or become invalid, this shall not affect the validity of the remaining provisions. The Supervisory Board shall replace the invalid provisions by those which are valid and the effect of which, given the contents and purpose of these Rules is, to the greatest extent possible, similar to that of the invalid provisions.

1.3.          In its resolution adopted on 29 April 2005, the Supervisory Board of the Company unanimously declared that:

a)             it will comply with, and be bound by the obligations arising from, these Rules to the extent that they apply to it and its members;

b)            on appointment of new members it will cause such members to issue a declaration as referred to in a) above.

1.4.          Defined terms used herein and not otherwise defined herein have the meaning attributed to them in the shareholders agreement entered into between Nutreco Holding N.V., Stolt Sea Farm Investments B.V. and Stolt-Nielsen S.A., dated 29 April 2005 (“Shareholders Agreement”).

Article 2

Responsibilities of the Supervisory Board

The Supervisory Board shall be responsible for supervising the Company’s management and the Company’s general affairs and the business connected with it, and for advising the Managing Board. In discharging its duties, the Supervisory Board shall be guided by the interests of the Company and its business; it shall take into account the relevant interests of all those involved in the Company (including the Company’s shareholders). The Supervisory Board is responsible for the quality of its own performance.

Article 3

Composition of the Supervisory Board

The Supervisory Board consists of 4 (four) members appointed and removed from office by the General Meeting in accordance with Clause 4.3 of the Shareholders Agreement.

Article 4

Chairman and secretary of the Supervisory Board

4.1.          The Supervisory Board Chairman determines the agenda, chairs the meetings of the Supervisory Board, monitors the proper functioning of the Supervisory Board, arranges for the adequate submission of information to the Supervisory Board Members, ensure that there is sufficient time for decision taking, acts on behalf of the Supervisory Board as main contact for the Managing Board, initiates the evaluation of the functioning of the Managing Board.

4.2.          The Supervisory Board shall appoint a secretary, either from among its members or elsewhere. The secretary of the Supervisory Board shall be primarily responsible for:

a)                                      compliance of the Supervisory Board’s functioning with Dutch law, the Company’s Articles of Association and the rules and regulations issued pursuant thereto; and

b)                                     assisting the Supervisory Board Chairman in the logistics of the Supervisory Board (information, agenda, evaluation, etc.).

Article 5

Supervisory Board meetings (agenda, teleconferencing, attendance, minutes)

5.1.          The Supervisory Board shall hold at least 1 (one) meeting per year and whenever one or more of its members have requested a meeting. Supervisory Board meetings are generally held at the offices of the Company, in Amsterdam or at Schiphol, but may also take place elsewhere.
In addition, meetings may be held by telephone or videoconference provided that all participants can hear each other simultaneously.

5.2.          The Supervisory Board may invite one or more Managing Board Members to attend meetings of the Supervisory Board, save for meetings concerning:

a)                                       the evaluation of the functioning of the Managing Board and its individual members, and the conclusions to be drawn from that evaluation;

b)                                      the potential conflicts of interests of Managing Board Members within the meaning of article 7.

5.3.          Meetings shall be convened by the secretary of the Supervisory Board. Where this is practically possible, notices convening a meeting and the agenda of items to be considered and discussed therein shall be dispatched 7 working days before the meeting and sent to each Supervisory Board Member and the Managing Board Chairman.

5.4.          Minutes of the meeting shall be prepared by the secretary of the Supervisory Board. They shall generally be adopted in the next meeting. If all Supervisory Board Members agree on the contents of the minutes, they may be adopted earlier. The minutes shall be signed for adoption by the Chairman and shall be dispatched to all Supervisory Board Members as soon as practically possible. The Company secretary of the Supervisory Board may issue and sign extracts of the adopted minutes.

Article 6

Supervisory Board resolutions (quorum, votes, items to be considered)

6.1.          Resolutions of the Supervisory Board shall be decided by absolute majority of the votes at meetings of the Supervisory Board and each Supervisory Board Member shall have 1 (one) vote. In the event of an equality of votes, the Supervisory Board Chairman shall not have a casting vote.

6.2.          The Supervisory Board may also adopt resolutions outside a meeting, provided that the motion in question has been submitted to all of its members and none of them has objected to this form of decision-taking and such resolutions are adopted in writing, by cable, by telex or by telefax, provided that all Supervisory Board Members have expressed themselves in favour of the proposal concerned and provided that members who have a conflict of interests as referred to in article 7 shall not participate in the voting. The Supervisory Board Chairman shall prepare and sign a report of the resolution adopted in this manner, enclosing any written replies received. The adoption of resolutions outside a meeting must be reported at the next meeting.

6.3.          At least once a year, the Supervisory Board shall discuss:

a)             the functioning of the Managing Board and its individual members; and

b)             the corporate strategy, the risks of the business and the result of the evaluation by the Managing Board of the structure and operation of the internal risk management and control systems, as well as any significant changes thereto.

Article 7

Conflict of interests

7.1.          A Supervisory Board Member shall not participate in the discussions and/or decision-taking process on a subject or transaction in relation to which he/she has a (potential) conflict of interest with the Company within the meaning of article 7.2. Such transaction must be concluded on terms at least customary in the sector concerned. Resolutions to enter into such transaction must be approved by the Supervisory Board.

7.2.          A Supervisory Board Member shall in any event have a conflict of interests (“conflict of interests”) with the Company if:

a)                                      he/she, acting in his/her personal capacity, enters into an agreement with the Company or any of its subsidiaries or conducts any litigation against the Company or any of its subsidiaries;

b)                                     his/her spouse, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree enters into an agreement or is involved in litigation referred to in a) above; or

c)                                      the Supervisory Board or the Supervisory Board Chairman, as the case may be, has ruled that such conflict of interests exists or is deemed to exist.

7.3.          Each Supervisory Board Member (other than the Supervisory Board Chairman) shall immediately report any potential conflict concerning a Supervisory Board Member to the Supervisory Board Chairman. The Supervisory Board Member with such (potential) conflict of interests must provide the Supervisory Board Chairman with all information relevant to the conflict of interests, including information relating to his/her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. In all circumstances the Supervisory Board Chairman will determine whether a reported (potential) conflict of interests qualifies as a conflict of interests to which article 7.1 applies.

In case the Supervisory Board Chairman has a (potential) conflict of interest he shall immediately report such potential conflict to the other Supervisory Board Members. The Supervisory Board Chairman must provide the other Supervisory Board Members with all information relevant to the conflict of interests, including information relating to his/her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. In all circumstances the Supervisory Board will determine whether a reported (potential) conflict of interests qualifies as a conflict of interests to which article 7.1 applies.

Article 8

Information, relationship with the Managing Board

8.1.          The Supervisory Board, and its individual members, have their own responsibility for obtaining all information from the Managing Board and the external auditor that the Supervisory Board requires for the due performance of its duties. If the Supervisory Board deems necessary, it may obtain information from officers and external advisors of the company. The Managing Board shall provide the necessary means for this purpose. The Supervisory Board may require that certain officers and external advisors attend its meetings.

8.2.          The Managing Board shall timely provide the Supervisory Board with information (if possible, in writing) on all facts and developments concerning the Company which the Supervisory Board may need to function as required and to properly carry out its duties.

8.3.          If a Supervisory Board Member should receive information or indications relevant to the Supervisory Board in the proper performance of its supervisory and advisory tasks (from a source other than the Managing or Supervisory Board), he shall make this information available to the Supervisory Board Chairman as soon as possible. The Supervisory Board Chairman shall subsequently inform the entire Supervisory Board.

Article 9

Confidentiality

Supervisory Board Members shall treat all information and documentation acquired within the framework of their membership with the necessary discretion and, in the case of classified information, with the appropriate secrecy. Classified information shall not be disclosed outside the Supervisory Board or Managing Board, made public or otherwise made available to third parties, even after resignation from the Supervisory Board, unless it has been made public by the Company or it has been established that the information is already in the public domain.

Article 10

Non-compliance, amendment

10.1.        Without prejudice to the provisions of article 1.2, the Supervisory Board may occasionally decide at its sole discretion, taking into account their fiduciary duties, not to comply with and adhere to these Rules pursuant to a Supervisory Board resolution to that effect.

10.2.        Without prejudice to the provisions of article 1.2, these Rules may be amended by a resolution of the Supervisory Board to that effect.

Article 11

Governing law

These Rules shall be governed by and construed in accordance with the law of the Netherlands.